UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PINNACLE ENTERTAINMENT, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

TO THE STOCKHOLDERS OF PINNACLE ENTERTAINMENT, INC.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 20, 2014, at 9:00 a.m., local time, at the Company’s offices, 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and at any adjournments or postponements thereof (the “Annual Meeting”), for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect seven directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2014 fiscal year; and

4.	To act upon such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

We are taking advantage of rules of the Securities and Exchange Commission that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials, or the Notice. The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our Annual Meeting.

Your broker cannot vote your shares without your instructions for the election of directors and for the approval, on an advisory basis, of the compensation of the Company’s named executive officers. If you do not provide voting instructions to your broker, your shares will not be voted or counted for the election of directors, and for the approval, on an advisory basis, of the compensation of the Company’s named executive officers. It is, therefore, important that beneficial owners instruct their brokers how they wish to vote their shares.

Stockholders of record as of March 27, 2014 can vote at the Annual Meeting. On or about April 8, 2014, we will mail the Notice or, for stockholders who have already requested to receive a printed set of proxy materials, this proxy statement, the accompanying proxy card and annual report. Please vote before the Annual Meeting in one of the following ways:

1.	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2.	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3.	By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

Your vote is very important. Please vote before the Annual Meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the Annual Meeting by following the procedures outlined in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

John A. Godfrey
Secretary

Las Vegas, Nevada

April 8, 2014

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2014 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Date and Time:	Tuesday, May 20, 2014 at 9:00 a.m. Pacific Time
Place:	Pinnacle Entertainment, Inc.’s offices located at 3980 Howard Hughes Parkway, Las Vegas, NV 89169
Record Date:	March 27, 2014

VOTING MATTERS

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	5
2. Advisory Vote to Approve Executive Compensation	FOR	50
3. Ratification of Independent Registered Public Accounting Firm	FOR	51

OUR DIRECTOR NOMINEES

					Committee Memberships
Name	Age	Directors Since	Principal Occupation & Employer	Independent	AC	CC	NGC	Comp C	Other Current Public Boards
Stephen C. Comer	64	2007	Retired Accounting Firm Managing Partner	Yes					1
Richard J. Goeglein	79	2003	Chairman of the Board, Owner, Evening Star Holdings, LLC, and Former Gaming Executive	Yes					—
Bruce A. Leslie	63	2002	Attorney, Bruce A. Leslie, Chtd.	Yes					—
James L. Martineau	73	1999	Vice Chairman of the Board, Business Advisor and Private Investor	Yes					—
Desirée Rogers	54	2012	Chief Executive Officer of Johnson Publishing Company, LLC	Yes					—
Anthony M. Sanfilippo	56	2010	Chief Executive Officer of Pinnacle Entertainment, Inc.	No					—
Jaynie Miller Studenmund	59	2012	Corporate Director and Advisor	Yes					1

AC = Audit Committee        CC = Compensation Committee        NGC = Nominating & Governance Committee

Comp C = Compliance Committee

 = Member          = Chair

Size of Board	7
Number of Independent Directors	6
Board Committees Consists Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Chairman & CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholder Ability to Call Special Meetings	Yes
Stockholder Ability to Act by Written Consent	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

The overriding principle driving our compensation programs is our belief that it benefits all of our constituencies for management’s compensation to be tied to our current and long-term performance. The following factors demonstrate our continued and heightened commitment to pay-for-performance and to corporate governance best practices:

•	A significant percentage (over 75%) of our executive officers’ compensation consists of long-term and short-term incentive awards.

•	We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code.

•

We have clawback provisions, providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement due to error or misconduct.

•	Our executive officers and directors are prohibited from short-selling Pinnacle stock or engaging in transactions involving Pinnacle-based derivative securities.

•	Our executive officers and directors are prohibited from placing shares of Pinnacle Common Stock in margin accounts and pledging shares of Pinnacle Common Stock.

•

While our cash incentive compensation is designed to reward outstanding performance of our executive officers, payouts under each plan are capped to discourage excessive or inappropriate risk taking by our executive officers.

•	Long-term incentive awards are denominated entirely in equity and contain multi-year vesting requirements.

•	Executive compensation programs are overseen by a Compensation Committee comprised entirely of independent directors.

COMPENSATION COMPONENTS:

Component	Key Characteristics
Base Salary	Based on positioning relative to market, individual role, performance and contribution levels.

Annual Incentive Plan	Our executive officers are eligible to receive performance-based compensation contingent upon (i) our achievement of non-GAAP Adjusted EBITDA; and (ii) our achievement of non-GAAP Adjusted Net Income.

Stock Option Awards	Stock options vest over four years with a seven year term.

Restricted Stock Units	Restricted stock units vest over four years.

Performance Share Awards	Performance share awards vest on December 31, 2015 based upon (i) our achievement of non-GAAP Adjusted EBITDA; (ii) revenue growth; and (iii) total shareholder return.

Special Merger Intergration Incentive Plan	Performance share awards vest on August 31, 2016 based upon our achievement of synergies as measured by non-GAAP Adjusted EBITDA to incentive and retain management following the Ameristar transaction.

PINNACLE ENTERTAINMENT, INC.

3980 HOWARD HUGHES PARKWAY

LAS VEGAS, NEVADA 89169

PROXY STATEMENT RELATING TO

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

This Proxy Statement is being furnished to the stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” or the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of the Company’s stockholders to be held on Tuesday, May 20, 2014, at 9:00 a.m., local time, at the Company’s offices located at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, holders of the Company’s Common Stock, $0.10 par value per share (“Pinnacle Common Stock”), will be asked to vote upon:

(i)	the election of seven directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

(ii)	the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

(iii)	the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2014 fiscal year; and

(iv)	any other business that properly comes before the Annual Meeting.

This Proxy Statement, the accompanying Proxy Card, the Notice Regarding the Availability of Proxy Materials (the “Notice”), and the Annual Report to Stockholders (the “Annual Report”) are first being mailed to the Company’s stockholders on or about April 8, 2014. The address of the principal executive offices of the Company is 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

ANNUAL MEETING

Record Date; Outstanding Shares; Quorum

Only holders of record of Pinnacle Common Stock at the close of business on March 27, 2014 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 59,376,226 shares of Pinnacle Common Stock outstanding and entitled to vote, held of record by 2,024 stockholders. A majority, or 29,688,113 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each of the Company’s stockholders is entitled to one vote for each share of Pinnacle Common Stock held as of the Record Date.

Voting of Proxies; Votes Required

All properly executed, returned and unrevoked Proxy Cards will be voted in accordance with the instructions indicated thereon. Executed but unmarked Proxy Cards will be voted: (i) “FOR” the election of each director nominee listed on the Proxy Card; (ii) “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and (iii) “FOR” the ratification of the appointment of independent auditors for the 2014 fiscal year. The Company’s Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the notice of the Annual Meeting. By signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion made for adjournment of the Annual Meeting.

You may submit your proxy by mail, telephone or the internet. Proxies submitted by any of those methods will be treated in the same manner. If you are a stockholder of record, you may submit your proxy by signing and returning the enclosed Proxy Card by mail, telephone at 1-800-690-6903 or on the internet at http://www.proxyvote.com. If you hold your shares in street name, please follow the voting instructions forwarded to you by your bank, broker or other nominee.

Whether the proxy is submitted by mail, telephone or the internet, any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering a written revocation to, or delivering a duly executed proxy bearing a later date to, the Secretary of the Company, at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

The Company has adopted a majority vote standard in uncontested director elections. To be elected, each director nominee must receive more “FOR” votes than “AGAINST” votes. Abstentions and “broker non-votes” will have no effect on the election of directors because only votes “FOR” or “AGAINST” a nominee will be counted.

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” with respect to such proposal.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2014 fiscal year requires approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” with respect to such proposal.

Abstentions and Broker Non-Votes

A stockholder may “ABSTAIN” on any proposal that may properly come before the Annual Meeting. If a stockholder chooses to “ABSTAIN,” such stockholder’s shares will be considered present at the Annual Meeting for purposes of determining a quorum on all matters and will be considered entitled to vote, but will have no effect with respect to the outcome of the vote to elect directors, to approve, on an advisory basis, the compensation of the Company’s named executive officers and to ratify the appointment of the Company’s independent auditors.

Under the rules of the NYSE, if a broker or other financial institution holds a client’s shares in its name and the client does not provide voting instructions to them, that firm has discretion to vote such shares for certain routine matters. Proposal No. 3, the ratification of the appointment of our independent auditor, is a routine matter. On the other hand, the broker or other financial institution that holds a client’s shares in its name does not have discretion to vote such shares for non-routine matters. Proposals Nos. 1 and 2 are non-routine matters, and the firm that holds shares in its name may not vote on those items, absent instruction from the client. When a firm votes a client’s shares on some, but not all, of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered voting power for purposes of voting on the non-routine items. Accordingly, broker non-votes will have no effect on any proposals.

Delivery of One Annual Report, Proxy Statement or Notice to a Single Household to Reduce Duplicate Mailings

In connection with the Annual Meeting, the Company is required to send to each stockholder of record the Annual Report, Proxy Statement or Notice, and to arrange for an Annual Report, Proxy Statement or Notice to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of Pinnacle Common Stock in multiple accounts, this process would result in duplicate mailings of the Annual Report, Proxy Statement or Notice to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Annual Report, Proxy Statement or Notice will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Annual Report, Proxy Statement or Notice, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Annual Report, Proxy Statement or Notice if there are other Pinnacle Entertainment, Inc. stockholders who share an address with you. If you currently receive more than one Annual Report, Proxy Statement or Notice at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single Annual Report, Proxy Statement or Notice but later decide that you would prefer to receive a separate copy of the Annual Report, Proxy Statement or Notice, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Annual Reports, Proxy Statements or Notices. If you wish to receive a separate copy of the Annual Report, Proxy Statement or Notice for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, LLC, directly by telephone at 1-800-937-5449, by mail 6201 15th Avenue, Brooklyn, NY 11219 or by visiting its website at www.amstock.com and following the instructions.

Appraisal and Dissenters’ Rights

Under Delaware law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposals presented in this Proxy Statement.

Solicitation of Proxies and Expenses

Proxies are being solicited by the Company. The Company will bear the cost of the solicitation of proxies from its stockholders, although stockholders who vote by telephone or the internet may incur telephone or internet access charges. The directors, executive officers and employees of the Company may solicit proxies by mail, telephone, telegram, letter, facsimile, e-mail or in person. Such directors, executive officers and employees will not be specifically compensated for such services. Arrangements may also be made with brokers, custodians, nominees, and other record holders to forward proxy solicitation materials to the beneficial owners of shares of Pinnacle Common Stock held of record by such brokers, custodians, nominees and other record holders, and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in connection therewith.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item No. 1 on Proxy Card)

At the Annual Meeting, holders of Pinnacle Common Stock will be asked to vote on the election of seven directors who will constitute the full Board of Directors of the Company. The Board of Directors has adopted a majority vote standard in uncontested director elections. Because we did not receive advance notice under our Bylaws of any stockholder nominees for director, the 2014 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “FOR” votes than “AGAINST” votes. Abstentions and “broker non-votes” will have no effect on the election of directors because only votes “FOR” or “AGAINST” a nominee will be counted. Your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the seven nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules.

Each director elected will hold office until the next annual meeting of stockholders (and until his or her successor shall have been duly elected and qualified). The Company is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, the Board has adopted a director resignation and recusal policy in our Corporate Governance Guidelines. Under this policy, the Board of Directors will nominate for re-election only those incumbent candidates who tender irrevocable resignations. The Board of Directors has obtained such resignations from each director nominee for election at the Annual Meeting. The irrevocable resignations will be effective upon (1) the failure to receive the required vote at any annual meeting at which directors are nominated for re-election and (2) Board acceptance of the resignations. In the event that a director nominee does not receive the required vote at the Annual Meeting, the Corporate Governance and Nominating Committee will recommend to the Board of Directors whether to accept or reject a tendered resignation. The Board of Directors will publicly disclose its decision within 90 days following certification of the stockholder vote. In addition, the Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

After the Annual Meeting, the Board of Directors may increase the size of the Board and fill any resulting vacancy or vacancies, but the Board of Directors has no present intention to do so. If the Board of Directors increases the size of the Board and elects a new director to fill the resulting vacancy or vacancies, the new director or directors must stand for election at the next year’s annual meeting of stockholders. All of the nominees listed below currently serve on the Board of Directors of the Company.

General

Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy abstains with respect to one or more of these nominees in the manner described in the proxy. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders for a substitute nominee as directed by the Board of Directors.

There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company. There are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he has been or will be selected as a director, nominee and/or executive officer of the Company other than arrangements or understandings with any such director, nominee and/or executive officer acting in his or her capacity as such. See “—Information Regarding the Director Nominees.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF ALL OF THE NOMINEES LISTED BELOW.

Selection of Nominees for Director

It is the policy of the Board, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees who have achieved success in their personal fields and who demonstrate integrity and high personal and professional ethics, sound business judgment, and willingness to devote the requisite time to their duties as director, and who will contribute to the Company’s overall corporate goals. Board members are evaluated and selected based on their individual merit, as well as in the context of the needs of the Board as a whole.

The Corporate Governance and Nominating Committee is responsible for identifying, recruiting, reviewing, and recommending to the Board qualified individuals to be nominated for election or reelection as directors, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines. Depending on the circumstances, the Corporate Governance and Nominating Committee considers candidates recommended by Board members, third parties and, to the extent deemed appropriate, director search firms.

Before recommending to the Board a new or incumbent director for election or reelection, the Corporate Governance and Nominating Committee reviews his or her qualifications, including capability, availability to serve, conflicts of interest, understanding of the gaming industry, finance and other elements relevant to the Company’s business, educational, business and professional background, age and past performance as a Board member (including past attendance at, and participation in, meetings of the Board and its committees and contributions to their activities). The Corporate Governance and Nominating Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant. The Corporate Governance and Nominating Committee also receives disclosures relating to a director’s independence and assists the Board in making determinations as to the independence of the directors. The Corporate Governance and Nominating Committee also conducts an annual review of the composition of the Board as a whole, including whether the Board reflects the appropriate degree of independence, balance of sound judgment, business specialization, technical skills, diversity and other desired qualities, and satisfies the other requirements set forth in the Company’s Corporate Governance Guidelines.

In particular, the Corporate Governance and Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance and Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance and Nominating Committee considers the effectiveness of those efforts as part of its annual self-evaluation process.

The Corporate Governance and Nominating Committee will consider Board nominee recommendations by stockholders who have beneficially owned more than five percent of the Company’s then-outstanding shares of Pinnacle Common Stock for at least two consecutive years as of the date of making the proposal and who submit in writing the names and supporting information to the Chair of the Corporate Governance and Nominating Committee at the address of the Company’s principal executive offices. A stockholder recommendation must contain: (a) the name and address of the stockholder making the recommendation, the class and number of shares of the Company’s capital stock owned beneficially by such stockholder, and documentary support that such stockholder satisfies the requisite stock ownership threshold and holding period; and (b) as to the proposed nominee, the name, age, business and residence addresses, principal occupation or employment, number of shares of Pinnacle Common Stock held by the nominee, a résumé of his or her business and educational background, information that would be required in a proxy statement soliciting proxies for the election of such nominee, and a signed consent of the nominee to serve as a director, if nominated and elected. In order to be considered, a stockholder recommendation for nomination with respect to an upcoming annual meeting of stockholders must be received by the Chair of the Corporate Governance and Nominating Committee no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting, with certain exceptions that are set forth in the Company’s Corporate Governance Guidelines.

The Company’s policies and procedures regarding the selection of director nominees are described in greater detail in the Company’s Corporate Governance Guidelines and the Charter of the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnkinc.com. In addition, printed copies of such Corporate Governance Guidelines and the Charter of the Corporate Governance and Nominating Committee are available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

As contrasted to a stockholder recommendation of a nominee for consideration by the Company’s Corporate Governance and Nominating Committee, stockholders who wish to nominate directors at future annual meetings must comply with the applicable provisions of the Company’s Bylaws, as described in this Proxy Statement under the caption “Stockholder Proposals for the Next Annual Meeting.”

Information Regarding the Director Nominees

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Pinnacle’s director and their age. All of the nominees have consented to being named in this Proxy Statement and have agreed to serve on the Board of Directors, if elected.

Name	Age	Position with the Company
Stephen C. Comer (a)(b)	64	Director
Richard J. Goeglein	79	Chairman of the Board and Director
Bruce A. Leslie (a)(c)(d)	63	Director
James L. Martineau (b)(d)	73	Vice Chairman of the Board and Director
Desirée Rogers (c)(d)	54	Director
Anthony M. Sanfilippo	56	Chief Executive Officer and Director
Jaynie M. Studenmund (a)(b)(c)	59	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Compliance Committee
(d)	Member of the Corporate Governance and Nominating Committee

Mr. Comer has been one of the Company’s directors since July 2007. He is a retired accounting firm managing partner. He brings substantial accounting expertise to the Company. He serves as a director of Southwest Gas Corporation and has served in that role since January 2007. He began his career with Arthur Andersen LLP in Los Angeles and established Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in 2002, Mr. Comer took a position as partner with Deloitte & Touche LLP and was promoted to managing partner of its Nevada practice in 2004 and retired in 2006. He is a member of the

American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds a professional CPA license in Nevada. He is also active in numerous civic, educational, and charitable organizations. Mr. Comer’s over 35 years of accounting experience and expertise and his integral involvement in other public gaming companies’ auditing practices provide our Board with invaluable expertise in these areas, including in his role as Chair of our Audit Committee.

Mr. Goeglein has been one of the Company’s directors since December 2003. He brings more than 35 years of experience in the hospitality and gaming industry and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. In addition to his position as director of the Company, he has served as the Non-executive Chairman of the Board of the Company since March 2010; lead director of the Company from May 2009 to November 2009; Interim Non-executive Chairman of the Board from November 2009 to March 2010; and was also a director of the Company from 1997 to 1998; Owner and Managing Member, Evening Star Holdings, LLC (Business Consulting Firm) since mid-2005; Owner and Managing Member, Evening Star Hospitality, LLC (acquirer, developer and operator of non-gaming resort properties) from 2003 to early 2005; President and Chief Operating Officer, Holiday Corporation (the parent company of Holiday Inn, Harrah’s Hotels and Casinos, Hampton Inns and Embassy Suites) from 1984 to 1987; Executive Vice President and Director, Holiday Corporation from 1978 to 1984; President and Chief Executive Officer, Harrah’s Hotels and Casinos from 1980 to 1984; and Director, Boomtown, Inc. from 1993 to 1997. He served as President from 1997 and Chief Executive Officer from 2000 of Aladdin Gaming, LLC and Aladdin Gaming Holdings, LLC (developer and operator of the Aladdin Resort & Casino in Las Vegas, Nevada), in each case until September 2001. Mr. Goeglein’s extensive experience as a senior executive in the hospitality industry, including his service as chief executive officer of Harrah’s Hotels and Casinos and Aladdin Gaming LLC, provide significant insight and expertise to our Board in all facets of the Company’s operations and in its financing activities.

Mr. Leslie has been one of the Company’s directors since October 2002. Since January 2014, he has been practicing as an attorney with his own law firm, Bruce A. Leslie, Chtd. From January 2008 to December 2013, Mr. Leslie was a Partner of Armstrong Teasdale LLP (law firm). In addition, he was Of Counsel of Beckley, Singleton (law firm) from 2003 to 2008; Partner, Leslie & Campbell (law firm) from 2001 to 2003; Partner, Bernhard & Leslie (law firm) from 1996 to 2001; Partner, Beckley, Singleton from 1986 to 1996. He is an honorary citizen of the City of New Orleans. Mr. Leslie’s extensive legal career, including his representation of a broad base of clients on gaming industry issues, gives him the leadership and consensus building skills to guide our Board on a variety of matters, including governance, audit, compliance, risk management and legal oversight, and provides our Board with invaluable expertise in these areas, including in his role as Chair of our Corporate Governance and Nominating Committee.

Mr. Martineau has been one of the Company’s directors since 1999 and has served as Vice Chairman of the Board since May 2012. He is currently a business advisor and private investor. In addition, he was Chairman, Genesis Portfolio Partners, LLC (start-up company development) from 1998 to 2009; Director, Apogee Enterprises, Inc. from 1973 to June 2010; Director, Borgen Systems from 1994 to 2005; Director, Northstar Photonics (telecommunications business) from 1998 to 2002; Executive Vice President, Apogee Enterprises, Inc. (a glass design and development corporation that acquired Viracon, Inc. in 1973) from 1996 to 1998; President and Founder, Viracon, Inc. (flat glass fabricator) from 1970 to 1996; and Trustee, Owatonna Foundation since 1973. Mr. Martineau’s background as an entrepreneur and as a businessman has been very valuable to the Board both in an operational context and in terms of evaluating its various development projects. Mr. Martineau’s service on several other boards of directors provides him with insights that are valuable to the Board in the areas of compensation, corporate governance and other Board functions.

Ms. Rogers has been one of the Company’s directors since March 2012. She brings over 25 years of experience to our Board of Directors from working in both the public and private sectors. She is currently the Chief Executive Officer of Johnson Publishing Company, LLC, a lifestyle company inspired by the African American experience, and has served in this role since August 2010. Prior to this position, she served as the

White House Social Secretary for President Obama from January 2009 to April 2010; President of Social Networking for Allstate Financial, a business unit of The Allstate Corporation, an insurance provider, from July 2008 to December 2008; President of Peoples Gas and North Shore Gas, two utility companies of Peoples Energy Corporation (a public company acquired by Integrys Energy Group), from 2004 to July 2008; Senior Vice President and Chief Marketing Officer and Vice President of Peoples Energy Corporation from 1997 to 2004; and Director, Illinois Lottery from 1991 to 1997. In addition, Ms. Rogers served on the Board of Trustees of Equity Residential, a publicly traded real estate investment trust, from October 2003 to January 2009. She has also served on several corporate and not-for-profit boards, including Blue Cross Blue Shield, and as the Vice Chairman of the Lincoln Park Zoo and the Museum of Science and Industry. She also currently serves on the boards of DonorsChoose, Northwestern Memorial Foundation and World Business Chicago. In May 2013, Ms. Rogers accepted the role as Chairman of Chicago’s tourism arm, ChooseChicago. Ms. Rogers’ extensive experience as a senior executive in the public and private sectors provide significant insight and expertise to our Board related to operations and marketing and in the Company’s development and financings activities.

Mr. Sanfilippo has been the Company’s Chief Executive Officer and one of the Company’s directors since March 2010. He was also the Company’s President from March 2010 to May 2013. Prior to joining the Company, Mr. Sanfilippo was the President, Chief Executive Officer and director of Multimedia Games, Inc., a slot machine manufacturer (which is now known as Multimedia Gaming Holding Company, Inc.) from June 2008 until March 2010. Before joining Multimedia Games, he was employed with Harrah’s Entertainment, Inc. (which is now known as Caesars Entertainment, Inc.), the world’s largest casino company and a provider of branded casino entertainment. While at Harrah’s, Mr. Sanfilippo served as President of both the Western Division (2003–2004) and the Central Division (1997–2002 and 2004–2007), overseeing the operations of more than two dozen casino and casino-hotel destinations. He was also part of the senior management team that led the successful integration of numerous gaming companies acquired by Harrah’s, including Jack Binion’s Horseshoe Casinos, the Grand Casino & Hotel brand, Players International, and Louisiana Downs Racetrack. In addition to his duties as divisional President, Mr. Sanfilippo was also President and Chief Operating Officer for Harrah’s New Orleans and a member of the Board of Directors of Jazz Casino Corporation prior to its acquisition by Harrah’s. He has directed tribal gaming operations in Arizona, California and Kansas, and has held gaming licenses in most states that offer legalized gambling. Mr. Sanfilippo brings to the Company and our Board more than 30 years of industry experience, including managing and developing gaming operations in diverse jurisdictions, including Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, and Nevada. Mr. Sanfilippo’s extensive experience as a senior executive in the gaming industry and gaming manufacturing industry provide our Board with invaluable expertise in these areas.

Ms. Studenmund has been one of the Company’s directors since March 2012. She is a corporate director and advisor. In addition, she serves as a director for CoreLogic, Inc., a business analytics company, and has served in that role since July 2012. She was a director of Orbitz Worldwide, Inc., an online travel company, from July 2007 to February 2014. She also has served as a director for several public funds as well as other funds for Western Asset, a major fixed income fund, since 2004; and as a director of several private companies, including Forest Lawn Memorial Parks, an industry-leading memorial parks provider, since 2002. She is also a director of Huntington Memorial Hospital, a regional teaching hospital in Pasadena, California. From January 2001 to January 2004, Ms. Studenmund was Chief Operating Officer of Overture Services, Inc., the creator of paid search, acquired by Yahoo! Inc. in 2004. From February 2000 to January 2001, she was President and Chief Operating Officer of PayMyBills.com, the leading online bill management company. Before becoming an executive in the internet business, she was an executive in the financial services industry, primarily at First Interstate Bank, now known as Wells Fargo. Ms. Studenmund has over 30 years of comprehensive executive management and operating experience across a diverse set of businesses, including start-ups, rapid growth, turnarounds and mergers and acquisitions in the internet and financial services industries. Within these environments, she has served as a successful President, Chief Operating Officer and director of both public and private companies. Ms. Studenmund’s extensive experience as a senior executive and as a director provide our Board with broad operational expertise and insights that are valuable to the Board in the areas of compensation, corporate governance and other Board functions.

Director Independence

The Board of Directors has determined that each of the following directors is an independent director as defined by the Corporate Governance Rules of the NYSE and the categorical independence standards adopted by the Board of Directors: Stephen C. Comer, Richard J. Goeglein, Bruce A. Leslie, James L. Martineau, Desirée Rogers, and Jaynie Miller Studenmund. The Board of Directors determined that Anthony M. Sanfilippo, who is the Chief Executive Officer of the Company, is not an independent director. The Board of Directors considered all relationships between the independent directors and the Company and determined that each such director had no relationship with the Company (except as director and stockholder). The categorical independence standards are available on the Company’s website at www.pnkinc.com. The Board of Directors has also determined that all members of the Audit, Corporate Governance and Nominating, and Compensation Committees are independent directors, as defined by the Corporate Governance Rules of the NYSE and the categorical independence standards adopted by the Board of Directors. The directors nominated by the Board of Directors for election at the Annual Meeting were recommended by the Corporate Governance and Nominating Committee.

Communications with Directors

Stockholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Chair of any committee, or the non-management directors as a group or any of the individual directors about matters of general interest to stockholders are welcome to do so by writing the Company’s Secretary at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169. The Secretary will forward these communications as directed by the stockholders and interested parties.

Executive Sessions of the Board and Leadership Structure

The Company’s non-management directors meet periodically in executive session, as required by the Company’s Corporate Governance Guidelines. Richard J. Goeglein, the Company’s Chairman of the Board, presides at these executive sessions. If the non-management directors were to include directors who are not independent pursuant to the NYSE rules, then the independent directors will meet in executive session at least once a year. Any non-management director may request that an executive session of the non-management members of the Board be scheduled.

The Company’s Bylaws mandate that the Chairman of the Board be a director who is not the current Chief Executive Officer or current employee of the Company. The Company believes that this separation of roles promotes more effective communication channels for the Board to express its views on management. The Company’s Chief Executive Officer, Anthony M. Sanfilippo, has over 30 years’ experience in the gaming industry and is responsible for the strategic direction, day-to-day leadership and performance of the Company. The Company’s Chairman of the Board, Richard J. Goeglein, who has extensive experience as a senior executive in the hospitality industry and as a member of the Company’s Board, presides over meetings and executive sessions of the Board of Directors and serves as the primary liaison between the Chief Executive Officer and the other directors. Given the size of the Board, we believe that this separation of roles and allocation of distinct responsibilities to each role facilitates communication between senior management and the full Board of Directors about issues such as corporate governance, management development, executive compensation and company performance.

Pursuant to the Company’s Bylaws, the Chairman of the Board may call special meetings of stockholders and the Board of Directors act as Chairman of the meeting of stockholders and preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and shall have, and may exercise, such powers as may, from time to time, be assigned to him or her by the Board of Directors, the Company’s Bylaws or as may be provided by law.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct, a code of ethics that applies to all of the Company’s directors, officers and employees. Any substantive amendments to the provisions of the Code of Ethical Business Conduct that apply to the Chief Executive Officer or the Chief Financial Officer and any waiver from a provision of the Code of Ethical Business Conduct to the Chief Executive Officer or the Chief Financial Officer will be disclosed on the Company’s website or in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Code of Ethical Business Conduct is publicly available on the Company’s website at www.pnkinc.com and in print upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

Board Meetings and Board Committees

The full Board of Directors of the Company had 17 meetings in 2013. During 2013, each incumbent director of the Company during his or her term attended at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board on which he or she served.

Although the Company has no formal policy with regard to Board members’ attendance at its annual meetings of stockholders, all of the Company’s directors then serving attended the Company’s 2013 Annual Meeting of Stockholders.

The Company has a separately-designated standing Audit Committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s Audit Committee is currently chaired by Mr. Comer and consists of Messrs. Comer and Leslie and Ms. Studenmund. Among its functions, the Committee is:

•

to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged to audit the Company’s financial statements or to perform other audit, review or attest services for the Company;

•

to discuss policies with respect to risk assessment and risk management, including discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and to discuss the guidelines and policies to govern the process by which risk assessment and management is undertaken;

•	to discuss with the independent auditors their independence;

•	to review and discuss with the Company’s independent auditors and management the Company’s audited financial statements; and

•

to recommend to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the previous fiscal year for filing with the SEC.

Messrs. Comer and Leslie and Ms. Studenmund are independent as that term is defined in Rule 303A.02 of the NYSE listing standards and Rule 10A-3(b)(1)(ii) of the Exchange Act. The Board has determined that Mr. Comer is an “audit committee financial expert” as defined by SEC rules, based upon, among other things, his accounting background and having served as a partner of a major accounting firm. The Audit Committee met 13 times in 2013.

The Company has a Compensation Committee, which is currently chaired by Mr. Martineau and consists of Messrs. Martineau and Comer and Ms. Studenmund. Among its functions, the Compensation Committee is:

•

to approve corporate goals and objectives, including annual performance objectives, relevant to the compensation for the Company’s Chief Executive Officer and other executive officers, and evaluate the performance of the Chief Executive Officer and other executive officers in light of these goals and objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers, determine, approve and report to the full Board the annual compensation of the Chief Executive Officer and other executive officers, including salary, bonus, stock options and other benefits, direct and indirect;

•	to provide recommendations to the Board of Directors with respect to, and administer, the Company’s incentive-compensation, stock option and other equity-based compensation plans; and

•	to evaluate and provide recommendations to the Board of Directors regarding director compensation.

Messrs. Martineau and Comer and Ms. Studenmund are independent as that term is defined in Rule 303A.02 of the NYSE listing standards. The Compensation Committee met 14 times in 2013. The Compensation Committee may, to the extent permitted by applicable laws and regulations, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee consists of at least two members of the Compensation Committee. In carrying out its purposes and responsibilities, the Compensation Committee has authority to retain outside counsel or other experts or consultants, as it deems appropriate. For a discussion regarding the Compensation Committee’s use of outside advisors and the role of executives officers in compensation matters, see “Executive Compensation—Compensation Discussion and Analysis—Role of Management in Compensation Process and—Role of Outside Consultants” below.

The Company has a Corporate Governance and Nominating Committee, which is currently chaired by Mr. Leslie and consists of Messrs. Leslie and Martineau and Ms. Rogers. Among its functions, the Corporate Governance and Nominating Committee is:

•	to establish procedures for the selection of directors;

•	to identify, evaluate and recommend to the Board candidates for election or reelection as directors, consistent with criteria set forth in the Company’s Corporate Governance Guidelines;

•	to develop and recommend to the Board, if appropriate, modifications or additions to the Company’s Corporate Governance Guidelines or other corporate governance policies or procedures; and

•	to develop procedures for, and oversee, an annual evaluation of the Board and its members and management.

Messrs. Leslie and Martineau and Ms. Rogers are independent as that term is defined in Rule 303A.02 of the NYSE listing standards. The Corporate Governance and Nominating Committee met four times in 2013.

The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnkinc.com. Printed copies of these documents are also available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169.

The Company has a Compliance Committee that monitors the Company’s compliance with gaming laws in the jurisdictions in which it operates. Mr. Leslie and Mses. Rogers and Studenmund currently serve on the Company’s Compliance Committee with other Compliance Committee members who are not directors, and on the Compliance Subcommittee of the Board of Directors. During 2013, the Compliance Committee had five meetings and the Compliance Subcommittee did not have a meeting in 2013. The Compliance Subcommittee was instituted to ensure timely notification to the Board of Directors of any material compliance issues, assist the Compliance Committee in performing its duties and to supervise the Company’s actions in response to reports received from the Company’s employee hotline.

The Board’s Role in Risk Oversight

The Board of Directors and each of the committees of the Board of Directors indentifies, prioritizes and evaluates various risks that are in the purview of their charters. Management also independently identifies, prioritizes and evaluates enterprise risks. Management regularly reports on such risks to the Board of Directors. Particular financial risks are overseen by the Audit Committee of the Board; compliance risks are typically overseen by the Compliance Committee and the Compliance Subcommittee of the Board. The enterprise risk management program as a whole is reviewed annually by the Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or any Committee. Also, the Compensation Committee periodically reviews the compensation programs so they do not encourage excessive risk-taking. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Director Compensation

Director Fees

The compensation of the Company’s non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. The fees that each non-employee director (other than the Chairman of the Board) or committee chair received for his or her service during 2013 are the following:

•	An annual retainer of $75,000 effective as of May 21, 2013; prior to that date the annual retainer was $66,000;

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

•	An additional $20,000 retainer for the Chair of the Corporate Governance and Nominating Committee;

•

An attendance fee of $1,500 for each regularly scheduled Board or committee meeting (telephonic or in person), other than meetings of the Audit Committee (whether regularly scheduled meetings or special meetings); and

•	An attendance fee of $2,000 for each meeting of the Audit Committee (whether regularly scheduled or special meetings).

Director Fees Paid to the Chairman of the Board

The Chairman of the Board receives an annual retainer of $225,000 effective as of May 21, 2013; prior to that date the annual retainer was $191,000. The annual retainer paid to the Chairman of the Board is in lieu of the annual retainer of $75,000 paid to other directors and attendance fees for attending Board or committee meetings paid to other directors.

Equity Grants

In 2013, Pinnacle granted to each non-employee director who was then serving 7,357 restricted stock units, which were granted and fully vested on the date of the 2013 Annual Meeting of Stockholders.

Directors Health Plan

Pursuant to the Directors Health and Medical Insurance Plan, or the Directors Health Plan, directors and their dependents are entitled to receive the same coverage as the Company’s employees under the Company’s group health plan. The Directors Health Plan provides for coverage for members of the Board of Directors, their spouses and children up to age 26 under the Company’s group health plan, and upon cessation of the services of a member who was serving as a director on January 1, 2011, a continuation of health and medical coverage under the Company’s group health plans for the member, his or her spouse and children up to age 26 for a period, for one year for every two years of service, up to a maximum of five years of extended medical coverage. Any director who joined our Board after January 1, 2011 or who joins our Board in the future is not entitled to extended coverage following cessation of service as a director, but may be eligible to elect continuation coverage as provided by law under the Company’s group health plan. The Directors Health Plan further provides that, to the extent that a director receives coverage outside of the Company’s group health plan network, the director will be responsible for paying the first $5,000 of any co-payments or co-deductibles, and the Company will be responsible for any amount that exceeds $5,000. If at any time during this extended coverage period, the eligible director, or his or her spouse or minor children, is insured under another health plan or Medicare, the Company’s health plans will provide secondary coverage to the extent permitted by law. Upon a change in control, the Company will use its best efforts to provide continuation of health insurance under individual policies provided to the directors.

2008 Amended and Restated Directors Deferred Compensation Plan

Participation in the Company’s 2008 Amended and Restated Directors Deferred Compensation Plan, or the Directors Plan, is limited to directors of Pinnacle, and each eligible director may elect to defer all or a portion of his or her annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of Pinnacle Common Stock, at each director’s election. The only condition to each director’s receipt of shares credited to his or her deferred compensation account is cessation of such director’s service as a director of Pinnacle.

As of the date the director’s compensation would otherwise have been paid, and depending on the director’s election, the director’s deferred compensation account will be credited with either:

•	cash;

•

the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the amount of the director’s compensation for the calendar quarter which he or she elected to defer, by the average of the closing price of Pinnacle Common Stock on the NYSE on the last ten business days of the calendar quarter for which such compensation is payable; or

•	a combination of cash and shares of Pinnacle Common Stock as described above.

If a director elects to defer compensation in cash, all such amounts credited to the director’s deferred compensation account will bear interest at an amount to be determined from time to time by the Board of Directors. No current director has deferred compensation in cash. The Company does not match any compensation deferred into the Directors Plan.

If a director has elected to receive shares of Pinnacle Common Stock in lieu of his or her cash, and we declare a dividend, such director’s deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the dividends which would have been paid on the shares credited to the director’s deferred compensation account by the closing price of Pinnacle Common Stock on the NYSE on the date such dividend was paid.

Participating directors do not have any interest in the cash and/or Pinnacle Common Stock credited to their deferred compensation accounts until distributed in accordance with the Directors Plan, nor do they have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Directors Plan are no greater than the rights of an unsecured general creditor of Pinnacle.

Each participating director may elect to have the aggregate amount of cash and shares credited to his or her deferred compensation account distributed to him or her in one lump sum payment or in a number of approximately equal annual installments over a period of time not to exceed fifteen years. The lump sum payment or the first installment will be paid as of the first business day of the calendar quarter immediately following the cessation of the director’s service as a director. Before the beginning of any calendar year, a director may elect to change the method of distribution of any future interests in cash and/or Pinnacle Common Stock credited to his or her deferred compensation account in such calendar year.

The maximum number of shares of Pinnacle Common Stock that can be issued pursuant to the Directors Plan is

525,000 shares of Pinnacle Common Stock. As of March 27, 2014, 210,685 shares of Pinnacle Common Stock were available for issuance under the Directors Plan. The shares of Pinnacle Common Stock to be issued under the Directors Plan may be either authorized and unissued shares or reacquired shares. Messrs. Leslie and Comer are the only directors that currently participate in the Directors Plan.

Director Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2013.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Total ($)
Stephen C. Comer	$164,025	$153,761	$0	$317,786
John V. Giovenco	$2,750	$0	$0	$2,750
Richard J. Goeglein	$211,872	$153,761	$0	$365,633
Bruce A. Leslie	$156,525	$153,761	$0	$310,286
James L. Martineau	$144,025	$153,761	$0	$297,786
Desirée Rogers	$110,525	$153,761	$0	$264,286
Jaynie M. Studenmund	$150,025	$153,761	$0	$303,786

(a)	Mr. Giovenco retired from the Company’s Board of Directors on January 15, 2013.
(b)	All fees earned in fiscal 2013 for services as a director, including annual retainer fees, meeting fees, and fees for committee chairmanships, whether paid in cash or deferred under the Director Plan, are included in this column. During 2013, Messrs. Comer and Leslie participated in the Directors Plan and elected to receive Pinnacle Common Stock in lieu of payment of fifty percent of director fees.
(c)	Each non-employee director was granted 7,357 fully vested restricted stock units on May 21, 2013, which become payable in shares of Pinnacle Common Stock following the director’s cessation of service as a director for any reason. The value in this column represents the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 6 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The aggregate number of stock awards outstanding at December 31, 2013 for each non-employee director was as follows: Stephen C. Comer—48,718; John V. Giovenco—0; Richard J. Goeglein—25,266; Bruce A. Leslie—112,614; James L. Martineau—40,385; Desirée Rogers-13,357; and Jaynie Miller Studenmund—13,357. Each of the stock awards is fully vested. The aggregate number of stock awards for Messrs. Comer, Leslie, and Martineau include stock awards received by such directors pursuant to the Directors Plan.
(d)	None of the non-employee directors were granted options during the fiscal year ended December 31, 2013. The aggregate number of option awards outstanding at December 31, 2013 for each non-employee director was as follows: Stephen C. Comer—69,000; John V. Giovenco—94,000; Richard J. Goeglein—100,000; Bruce A. Leslie—104,000; James L. Martineau—104,000; Desirée Rogers—20,000; and Jaynie Miller Studenmund—20,000. Each of the option awards is fully vested.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Martineau, Comer and Ms. Studenmund served on the Compensation Committee. None of the members of the Compensation Committee was an officer or employee or former officer or employee of Pinnacle or its subsidiaries or has any interlocking relationships that are subject to disclosure under the rules of the SEC relating to compensation committees.

Executive Officers

Executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Employment Agreements and Other Change in Control Provisions” below. The current executive officers are as follows:

Name	Age	Position with the Company
Anthony M. Sanfilippo	56	Chief Executive Officer and Director
Carlos A. Ruisanchez	43	President and Chief Financial Officer
Virginia E. Shanks	53	Executive Vice President and Chief Administrative Officer
John A. Godfrey	64	Executive Vice President, General Counsel and Secretary
Neil E. Walkoff	44	Executive Vice President, Operations
Michelle Shriver	45	Executive Vice President, Operations
Troy A. Stremming	46	Executive Vice President, Government Relations and Public Affairs

For biographical information for Mr. Sanfilippo, see “—Information Regarding the Director Nominees” above.

Mr. Ruisanchez has served as the Company’s President since May 2013 and Chief Financial Officer since April 2011. Prior to becoming President in May 2013, he served as Executive Vice President of the Company since August 2008. Mr. Ruisanchez also served as the Company’s Executive Vice President of Strategic Planning and Development from August 2008 to April 2011. Before joining the Company, Mr. Ruisanchez was Senior Managing Director at Bear, Stearns & Co. Inc. (a brokerage, investment advisory, and corporate advisory services company) where he held various positions starting from 1997 to 2008. As Senior Managing Director of Bear, Stearns & Co., Mr. Ruisanchez was responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships.

Ms. Shanks has served as the Company’s Chief Administrative Officer since May 2013 and Executive Vice President since October 2010. Prior to becoming the Company’s Chief Administrative Officer in May 2013, she served as Chief Marketing Officer since October 2010. Before joining the Company, Ms. Shanks served as the Senior Vice President and Chief Marketing Officer of Multimedia Games, Inc., a slot machine manufacturer (which is now known as Multimedia Gaming Holding Company, Inc.) from July 2008 until October 2010. Ms. Shanks brings to the Company more than 30 years of marketing experience in gaming entertainment, including as Senior Vice President of Brand Management for Harrah’s Entertainment, Inc. (which is now known as Caesars Entertainment, Inc.). During her time with Harrah’s, Ms. Shanks was responsible for maximizing the value of the company’s key strategic brands—Caesars, Harrah’s, and Horseshoe Casinos; the Total Rewards player loyalty program; and the World Series of Poker.

Mr. Godfrey has served as the Company’s Executive Vice President since February 2005 and as Secretary and General Counsel of the Company since August 2002; Senior Vice President of the Company from August 2002 to February 2005; Partner, Schreck Brignone Godfrey (law firm) from January 1997 to August 2002; Partner, Schreck, Jones, Bernhard, Woloson & Godfrey (law firm) from June 1984 to December 1996; Chief Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division, from 1983 to 1984; Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division, from 1980 to 1983; Deputy State Industrial Attorney for the State of Nevada from 1977 to 1980; Trustee, International Association of Gaming Advisors (and former President) from October 2000 to October 2006 and Counselor from 2007 to present; and Member, Executive Committee of the Nevada State Bar’s Gaming Law Section since June 2002.

Mr. Walkoff has served as the Company’s Executive Vice President, Operations since August 2013. From April 2012 to August 2013, he served as the Company’s Executive Vice President, Regional Operations. Mr. Walkoff currently oversees all of the operations of the Company’s properties in Indiana, Iowa, Ohio and

Missouri. Prior to April 2012, Mr. Walkoff served as Senior Vice President and General Manager—St. Louis since August 2010. Before joining the Company in August 2010, Mr. Walkoff served as the General Manager of the Seneca Niagara Casino and Hotel and Buffalo Creek Casino for Seneca Gaming Corporation from February 2010 to August 2010. From May 1993 to February 2010, Mr. Walkoff served in various management positions at the operational and regional levels of Harrah’s Entertainment, Inc. (which is now known as Caesars Entertainment, Inc.) and was Vice President and Assistant General Manager of Horeshoe Southern Indiana from August 2007 to January 2010.

Ms. Shriver has served as the Company’s Executive Vice President, Operations since August 2013 when Pinnacle completed the acquisition of Ameristar Casinos, Inc. Ms. Shriver currently oversees all of the operations of Boomtown New Orleans, Boomtown Bossier City, Ameristar Black Hawk, Ameristar Vicksburg, Cactus Petes, and Horsehu. Prior to joining the Company, she served as Senior Vice President of Operations with Ameristar Casinos, Inc. and oversaw the operations of all of the Company’s eight properties from December 2007 to August 2013.

Mr. Stremming has served as the Company’s Executive Vice President, Government Relations and Public Affairs since August 2013 when Pinnacle completed the acquisition of Ameristar Casinos, Inc. Prior to joining the Company, Mr. Stremming served as Senior Vice President of Government Relations and Public Affairs with Ameristar Casinos, Inc. from December 2000 to August 2013. From 1996 to 2000, Mr. Stremming was General Counsel for Station Casinos, Inc.’s Midwest operations, which was acquired in 2000 by Ameristar Casinos, Inc. Prior to working in the casino industry, Mr. Stremming practiced as an attorney specializing in corporate and commercial defense law. In his current role, Mr. Stremming oversees government relations, corporate communications and social responsibility for the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 filed by the Company on behalf of its directors and executive officers, or furnished to the Company by its stockholders holding more than 10% of Pinnacle Common Stock, during or with respect to the year ended December 31, 2013 pursuant to Rule 16a-3(e) of the Exchange Act, all required reports on such forms were timely filed, except for a Form 4 filed on February 18, 2014, on behalf of Ms. Shanks.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the name, number of shares and percent of the outstanding shares of Pinnacle Common Stock beneficially owned as of March 27, 2014 (except where a different date is indicated below) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Pinnacle Common Stock, each director, each executive officer, and all directors and executive officers as a group. In each instance, except as otherwise indicated, information as to the number of shares owned and the nature of ownership has been provided by the individuals or entities identified or described and is not within the direct knowledge of the Company.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Outstanding (a)
Baron Capital Group, Inc.	5,914,550	(b)	9.96%
BlackRock, Inc.	5,321,460	(c)	8.96%
The Vanguard Group, Inc.	3,431,270	(d)	5.78%
HG Vora Special Opportunities Master Fund, Ltd.	3,400,000	(e)	5.73%
Prudential Financial, Inc.	3,312,228	(f)	5.58%
Jennison Associates LLC	3,144,393	(g)	5.30%
Anthony M. Sanfilippo	1,317,305	(h)	2.19%
Stephen C. Comer	124,718	(i)	*
John A. Godfrey	422,176	(j)	*
Richard J. Goeglein	133,266	(k)	*
Bruce A. Leslie	255,614	(l)	*
James L. Martineau	168,176	(m)	*
Desirée Rogers	33,357	(n)	*
Carlos A. Ruisanchez	599,326	(o)	*
Virginia E. Shanks	177,286	(p)	*
Michelle Shriver	0	(q)	*
Jaynie Miller Studenmund	43,357	(r)	*
Troy A. Stremming	0	(q)	*
Neil E. Walkoff	122,431	(s)	*
John V. Giovenco	99,000	(t)	*
Directors and executive officers as a group (14 persons)	3,496,012		5.65%

*	Less than one percent (1%) of the outstanding common shares.
(a)	Assumes exercise of stock options, exercisable on March 27, 2014 or within 60 days thereof, and assumes the issuance of shares of Pinnacle Common Stock underlying restricted stock units that have vested on March 27, 2014 (but the issuance of the underlying shares of Pinnacle Common Stock have been deferred) or restricted stock units that vest within 60 days thereof, beneficially owned by the named individuals into shares of Pinnacle Common Stock. Based on 59,376,226 shares of Pinnacle Common Stock outstanding as of March 27, 2014.
(b)

Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2014, by Baron Capital Group, Inc. (“Baron Capital Group”), a parent holding company, BAMCO Inc., an investment adviser (“BAMCO”), Baron Capital Management, Inc., an investment adviser (“Baron Management”) and Ronald Baron (collectively, Baron Capital Group, BAMCO, Baron Capital Management and Mr. Baron are referred to as “Baron Capital”). As of December 31, 2013, Baron Capital Group and Mr. Baron reported beneficially owning and having shared dispositive power over 5,914,550 shares of Pinnacle Common Stock and having shared voting power over 5,264,550 shares of Pinnacle Common Stock. As of December 31, 2013, BAMCO reported beneficially owning and having shared dispositive power over 5,299,456 shares of Pinnacle Common Stock and having shared voting power over 4,649,456 shares of Pinnacle Common Stock. As of December 31, 2013, Baron Capital Management reported beneficially owning and having shared voting power and shared dispositive power over 615,094 shares of Pinnacle Common Stock. The address of Baron Capital is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(c)

Based solely on information contained in an amended Schedule 13G filed with the SEC on January 30, 2014, by BlackRock, Inc., a parent holding company or control person (“BlackRock”). As of December 31, 2013, BlackRock reported beneficially owning 5,321,460 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, BlackRock reported having sole voting power over 5,122,583 shares of Pinnacle Common Stock and sole dispositive power over 5,321,460 shares of Pinnacle Common Stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(d)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 11, 2014, by The Vanguard Group, Inc., an investment adviser (“Vanguard”). As of December 31, 2013, Vanguard reported beneficially owning 3,431,270 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Vanguard reported having sole voting power over 84,987 shares of Pinnacle Common Stock, sole dispositive power over 3,349,683 shares of Pinnacle Common Stock and shared dispositive power over 81,587 shares of Pinnacle Common Stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(e)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 14, 2014, by HG Vora Special Opportunities Master Fund, Ltd. (“Vora Fund”), HG Vora Capital Management, LLC (“Vora Capital Management”) and Parag Vora (collectively, Vora Fund, Vora Capital Management and Mr. Vora are referred to as “Vora”). As of December 31, 2013, Vora reported beneficially owning and having shared voting power and shared dispositive power over 3,400,000 shares of Pinnacle Common Stock. The address of Vora Fund is Queensgate House, South Church Street, Grand Cayman, KY1-1108, Cayman Islands, and the address of Vora Capital Management and Mr. Vora is 870 Seventh Avenue, Second Floor, New York 10019.
(f)	Based solely on information contained in an amended Schedule 13G filed with the SEC on January 29, 2014 by Prudential Financial, Inc., a parent holding company, and its investment adviser and broker dealer affiliates (collectively, “Prudential”). As of December 31, 2013, Prudential reported beneficially owning 3,312,228 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Prudential has sole voting power over 591,665 shares of Pinnacle Common Stock, shared voting power over 2,484,060 of Pinnacle Common Stock, sole dispositive power over 591,665 shares of Pinnacle Common Stock and shared dispositive power over 2,720,563 shares of Pinnacle Common Stock. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102.
(g)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 10, 2014, by Jennison Associates LLC, an investment adviser (“Jennison”). As of December 31, 2013, Jennison reported beneficially owning 3,144,393 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Jennison reported having sole voting power over 2,907,890 shares of Pinnacle Common Stock and shared dispositive power over 3,144,393 shares of Pinnacle Common Stock. The address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(h)	Includes 570,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Sanfilippo, 76,341 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2014, 78,020 restricted stock units that have vested as of March 27, 2014, 14,121 restricted units that will vest within 60 days of March 27, 2014 and 1,223 shares of Pinnacle Common Stock are held indirectly by Mr. Sanfilippo in the Company’s 401(k) plan. Also includes 557,500 shares of Pinnacle Common Stock that are beneficially owned by Mr. Sanfilippo which are held indirectly by the Sanfilippo Family Trust.
(i)	Includes 69,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Comer, 23,857 restricted stock units that have vested as of March 27, 2014, 23,452 shares of Pinnacle Common Stock credited to Mr. Comer’s deferred compensation account under the Directors Plan and 1,409 phantom stock units beneficially owned by Mr. Comer. Also includes 7,000 shares of Pinnacle Common Stock beneficially owned by Mr. Comer that are held indirectly by the Comer Family Trust.
(j)	Includes 274,500 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Godfrey, 22,800 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2014, 22,019 shares of Pinnacle Common Stock which are subject to restricted stock units that vested as of March 27, 2014 and 3,300 shares of Pinnacle Common Stock which are subject to restricted stock units that vest within 60 days after March 27, 2014.

(k)	Includes 100,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Goeglein, 23,857 restricted stock units that have vested as of March 27, 2014, and 1,409 phantom stock units beneficially owned by Mr. Goeglein. Also includes 8,000 shares of Pinnacle Common Stock beneficially owned by Mr. Goeglein that are held indirectly by the Goeglein Family Trust.
(l)	Includes 104,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Leslie, 24,357 restricted stock units that have vested as of March 27, 2014 and 86,848 shares of Pinnacle Common Stock credited to Mr. Leslie’s deferred compensation account under the Directors Plan. Also includes 1,409 phantom stock units owned by Mr. Leslie.
(m)	Includes 104,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Martineau, 26,857 restricted stock units that have vested as of March 27, 2014 and 12,119 shares of Pinnacle Common Stock credited to Mr. Martineau’s deferred compensation account under the Directors Plan and includes 1,409 phantom stock units beneficially owned by Mr. Martineau. Also includes 4,166 shares of Pinnacle Common Stock beneficially owned by Mr. Martineau that are held indirectly by his spouse and 2,025 shares of Pinnacle Common Stock beneficially owned by Mr. Martineau that are held indirectly by his spouse’s individual retirement account.
(n)	Includes 20,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Rogers and 13,357 restricted stock units that have vested as of March 27, 2014.
(o)	Includes 387,500 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Ruisanchez, 77,256 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2014, 27,458 restricted stock units that have vested as of March 27, 2014 and 2,452 restricted stock units that will vest within 60 days after March 27, 2014. Also includes 104,660 shares of Pinnacle Common Stock beneficially owned by Mr. Ruisanchez that are held indirectly by the Ruisanchez Family Trust.
(p)	Includes 85,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Shanks, 22,817 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2014, 22,019 restricted stock units that have vested as of March 27, 2014, and 3,089 restricted stock units that will vest within 60 days after March 27, 2014. Also includes 44,361 shares of Pinnacle Common Stock beneficially owned by Ms. Shanks that are held indirectly by the Shanks Family Trust.
(q)	Ms. Shriver and Mr. Stremming each were granted options and restricted stock units in August 2013 upon the completion of the acquisition of Ameristar Casinos, Inc., none of which have vested or will vest within 60 days of March 27, 2014.
(r)	Includes 20,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Studenmund and 13,357 restricted units that vested as of March 27, 2014.
(s)	Includes 65,500 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Walkoff, 20,800 shares of Pinnacle Common Stock which are subject to an option that is exercisable within 60 days of March 27, 2014, 17,404 restricted units that vested as of March 27, 2014 and 3,100 restricted stock units that will vest within 60 days of March 27, 2014.
(t)	Includes 94,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Giovenco. Mr. Giovenco retired from the Company’s Board of Directors on January 15, 2013.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

The Compensation Committee has reviewed the Company’s compensation programs for employees, including executive officers, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances.

As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Transactions with Related Persons, Promoters and Certain Control Persons

The Company’s Audit Committee charter requires that the Audit Committee review on an ongoing basis and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides narrative disclosure regarding the compensation plans, programs and arrangements we employed for individuals serving as our Chief Executive Officer, President and Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers at the end of the 2013 fiscal year, as determined under the rules of the SEC (collectively, our “named executive officers”).

During fiscal 2013, our named executive officers were:

•	Anthony M. Sanfilippo, Chief Executive Officer and director;

•	Carlos A. Ruisanchez, President and Chief Financial Officer;

•	Virginia E. Shanks, Executive Vice President and Chief Administrative Officer;

•	Michelle Shriver, Executive Vice President, Operations; and

•	Troy A. Stremming, Executive Vice President, Government Relations and Public Affairs.

Business Overview

Pinnacle Entertainment, Inc. is an owner, operator and developer of casinos and related hospitality and entertainment facilities. Excluding discontinued operations, we operate fourteen gaming properties in Colorado, Indiana, Iowa, Louisiana, Missouri, Mississippi and Nevada. We are currently redeveloping Belterra Park Gaming & Entertainment Center (formerly River Downs) located in Cincinnati, Ohio. Our current operating properties include:

•	Ameristar Black Hawk in Black Hawk, Colorado;

•	Ameristar Council Bluffs in Council Bluffs, Iowa;

•	Ameristar East Chicago in East Chicago, Indiana;

•	Ameristar Kansas City in Kansas City, Missouri;

•	Ameristar St. Charles in St. Charles, Missouri;

•	Ameristar Vicksburg in Vicksburg, Mississippi;

•	Belterra Casino Resort in southern Indiana;

•	Boomtown Bossier City in Bossier City, Louisiana;

•	Boomtown New Orleans in New Orleans, Louisiana;

•	Cactus Petes and Horseshu in Jackpot, Nevada;

•	L’Auberge Baton Rouge in Baton Rouge, Louisiana;

•	L’Auberge Lake Charles in Lake Charles, Louisiana; and

•	River City Casino in St. Louis County, Missouri.

On August 13, 2013, the Company completed the acquisition of Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per share representing total consideration of $2.8 billion, including assumed debt in August 2013. The transaction added the following eight properties to the Company’s portfolio: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Ameristar Vicksburg,

Ameristar Black Hawk, Cactus Petes, and Horseshu. We believe that this transaction has been transformative for our Company, stockholders and team members. Prior to announcing the transaction, the closing price of the Company’s common stock was $13.35 on December 20, 2012 and on March 27, 2014, the closing price of our shares of common stock is $22.49, which represents a 68% increase.

As a discretionary consumer entertainment and leisure product, our business is particularly sensitive to economic cycles and consumer sentiment, and, therefore, results from year to year can be volatile and somewhat unpredictable. Our business operations are also generally susceptible to changes in the competitive and legislative environment which can have an unanticipated impact on our operating results.

Executive Compensation Philosophy and Objectives

In developing compensation plans for our named executive officers, the Compensation Committee seeks to balance all of these business characteristics and create a program that will motivate and reward named executive officers for their performance and for creating value for our stockholders over time. The Compensation Committee regularly evaluates and revises, as necessary, our compensation programs to ensure that they support our business objectives and provide competitive compensation levels for our named executive officers. As both an owner-operator of existing casino properties and a developer of new properties, the business objectives that need to be recognized in our compensation programs include:

•	Focusing on prudent growth in both current and future projects;

•	Maximizing operational efficiency;

•	Managing cash flow for investment and debt management;

•	Maximizing operating earnings of our current properties; and

•	Creating long-term value for our stockholders.

More specifically, our compensation programs strive to support our business needs by meeting the following objectives:

•	Allowing us to attract and retain a high quality management team capable of managing and growing the business for the benefit of our stockholders;

•	Providing a competitive compensation program appropriate for the size and complexity of Pinnacle relative to the market for executive pay;

•	Aligning actual pay results with performance for stockholders, with an opportunity to realize pay above target medians for excellent performance and below target pay for poor performance;

•	Incentivizing management to maximize stockholder value without taking undue financial risks and while maintaining credibility in the capital markets;

•	Rewarding individual contribution, in addition to team efforts; and

•	Maintaining effective incentives during different economic environments.

Although we reference the market from time to time for competitive pay practices in setting overall target pay levels for our executives, we do not define a specific percentile of market for targeting executive pay. We consider many factors, including the actual performance and contribution of our executives, and internal pay comparisons between our executives, when determining individual executive pay, as discussed in more detail below.

The Compensation Committee considers all relevant information in light of their individual experience, knowledge of the Company, knowledge of the peer companies discussed below, knowledge of each named executive officers and their business judgment when making decisions regarding our executive compensation program.

Pay for Performance

Pinnacle Entertainment, Inc. has a strong philosophy that executive pay should increase and decrease as performance increases and decreases in order to align executive interests with those of our stockholders over time. Our executive pay system is thoughtfully designed to reinforce this philosophy and to drive value-creating financial, operating, and strategic results, while also taking our external environment into account. Our executive compensation program brings this philosophy to life by incorporating the following features:

•	The majority of our pay is delivered through performance-based incentives that result in above target pay when performance is high and below target pay when performance is poor;

•	A significant portion of our executive incentive awards are delivered over the longer-term to encourage strong sustainable results over multiple years;

•	One-quarter of our annual incentive is paid out in the form of restricted stock units with the underlying shares distributed three years following the completion of the annual performance cycle;

•	A significant portion of the equity awards grants to executives is heavily weighted based on performance share awards, which vest over a multi-year performance horizon;

•	The performance criteria used in our 2013 Annual Incentive Plan are weighted heavily toward objective financial measures and encourage the achievement of our financial commitments to our stockholders;

•	We have instituted clawbacks and stock ownership guidelines for executives that are intended to encourage and reward for sustained performance without taking undue financial risks;

•

Our insider trading policy prohibits executive officers and directors from hedging their ownership of Pinnacle Common Stock, including transactions in puts, calls, or other derivative instruments related to Pinnacle Common Stock;

•	Our insider trading policy also prohibits executive officers and directors from placing shares of Pinnacle Common Stock in margin accounts and pledging shares of Pinnacle Common Stock; and

•

We avoid tax gross-ups, single triggers on payments in the event of a change-in-control, and other employment provisions that could cause excessive awards in the event of a termination or change-in-control situation.

Fiscal 2013 Performance Context for Compensation Decisions

We achieved record overall financial results in 2013. In 2013, the Company’s consolidated net revenues climbed 48.4% to a record $1.5 billion and Consolidated Adjusted EBITDA increased 48.1% to a record $370.6 million. In 2013, we achieved record financial performance as a result of the Ameristar transaction and having eight new properties in our consolidated results for the last five months of 2013. For a further discussion regarding Consolidated Adjusted EBITDA and a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K on pages 36 and 37.

In addition, other accomplishments for the year include the following:

•

Closed the sale of the equity interests in the entity developing the Ameristar Casino Lake Charles project for total consideration of approximately $180 million in cash and $35 million in deferred consideration, of which $25 million is restricted cash subject to release by the Louisiana Gaming Control Board and $10 million is in the form of a note receivable from the buyer due in July 2016;

•

Entered into an agreement to sell the ownership interest in certain subsidiaries that own and operate the Lumiére Place Casino, the Four Seasons Hotel St. Louis and HoteLumiére and related excess land parcels in St. Louis, Missouri for cash consideration of $260 million, subject to certain net working capital and other adjustments. The transaction closed on April 1, 2014;

•	Opened 200-room hotel at River City Casino in St. Louis, Missouri in August 2013; and

•

Closed on the acquisition of 75.5% of the equity of Pinnacle Retama Partners, LLC, the owner of the racing license for Retama Park Racetrack in San Antonio, Texas, and entered into a management contract with Retama Development Corporation to manage the day-to-day operations of the Retama Park Racetrack in January 2013.

The Compensation Committee took each of these accomplishments into account in assessing the performance of our named executive officers in 2013.

Oversight of Executive Compensation

Role of Compensation Committee

The Compensation Committee has overall responsibility for the compensation programs and policies pertaining to our named executive officers. The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Overseeing development and implementation of our compensation plans for named executive officers;

•	Overseeing development, implementation, and administration of our equity compensation plans for executives and other employees;

•

Reviewing and approving compensation for our Chief Executive Officer and other named executive officers, including setting goals, objectives, evaluating performance, verifying results, and determining pay levels;

•

Overseeing regulatory compliance with respect to executive and equity compensation matters, including assessing the extent to which our compensation programs could encourage undue risk-taking by executives and employees; and

•	Approving, or recommending to the Board for approval when deemed appropriate, all employment, retention and/or severance agreements for named executive officers.

The Compensation Committee also is responsible for reviewing and submitting to the Board recommendations concerning compensation for our non-employee directors.

Role of Management in Compensation Process

The Compensation Committee relies significantly on the input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of the named executive officers (other than the Chief Executive Officer). Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each named executive officer and his perspective on the factors described above in developing his recommendations for each named executive officer’s compensation, including salary adjustments, equity grants and incentive bonuses. The Compensation Committee discusses our Chief Executive Officer’s recommendations, consults with its independent advisor, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer, other than for his own compensation.

Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which approves any adjustments to his base salary, performance incentive compensation and equity awards from year to year. The Compensation Committee solicits our Chief Executive Officer’s perspective on his compensation, but makes determinations regarding his compensation independently and without him present. Our Chief Executive Officer attends portions of the Compensation Committee meetings, but does not attend portions of those meetings related to making specific decisions on his compensation.

In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee and by working with the outside independent compensation consultants to give them the information necessary for them to complete their reports. Other members of our executive management team also occasionally attend portions of the Compensation Committee meetings.

Role of Outside Consultants

The Compensation Committee retains the services of an outside independent executive compensation consultant to assess the competitiveness of our compensation programs, conduct other research as directed by the Compensation Committee, and support the Compensation Committee in the design of executive and Board of Director compensation. In 2013, the Compensation Committee retained Exequity LLP (“Exequity”) to assist in the review and assessment of our compensation programs. The Compensation Committee has assessed the independence of Exequity pursuant to SEC rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services, with no affiliation with any other service provider. In 2013, Exequity provided the Compensation Committee with assistance on a variety of matters, including a competitive assessment of compensation pertaining to our executive officers and senior management, an assessment regarding Board of Directors compensation levels and practices, support related to Incentive Plan design, regulatory and legislative matters affecting compensation and provided advice on various compensation proposals.

Competitive Pay Comparisons

When determining the compensation opportunity for individual named executive officers, including salaries, bonuses, and equity grants, the Compensation Committee takes many factors into account, including such executive’s experience, responsibilities, management abilities, job performance, performance of the Company as a whole, current market conditions, competitive pay for similar positions at comparable companies and at companies in other industries that could recruit Pinnacle executives, and pay relative to other executives at Pinnacle. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting. The Company does not set compensation at a specific percentile of market comparisons. However, the Compensation Committee references the market from time to time for executives at similar companies to assess the overall competitiveness and reasonableness of pay.

More specifically, with the assistance of a compensation consultant, the Compensation Committee periodically considers information on the executive compensation from a peer group of publicly traded companies and from compensation surveys, which include data from companies in other industries that might recruit Pinnacle executives.

In order to assist the Compensation Committee in evaluating the pay of the Chief Executive Officer and also in evaluating the Chief Executive Officer’s recommendation for the pay of the Chief Financial Officer, the Compensation Consultant provided a competitive compensation analysis in 2013 which relied, in part, on an analysis of compensation at peer companies (in the gaming industry and the hospitality industry general) that are considered to be the closest comparisons to Pinnacle. In developing this group of peer companies, we considered input from Exequity which conducted an evaluation considering industry categorizations, revenue sizes, and peer company overlap among potential peers. We also incorporated feedback from management and the compensation committee regarding labor markets and comparability of potential peers. The peer group used for 2013 benchmarking purposes consisted of 17 companies with median revenues of roughly $2.5 billion. These peer companies include:

•	Ameristar Casinos, Inc.*

•	Boyd Gaming Corporation

•	Caesars Entertainment Corporation

•	Churchill Downs Incorporated

•	Isle of Capri Casinos, Inc.

•	Las Vegas Sands Corp.

•	MGM Resorts International

•	Penn National Gaming, Inc.

•	Wynn Resorts, Limited

•	Hyatt Hotels Corporation

•	Bally Technologies, Inc.

•	International Game Technology

•	Scientific Games Corporation

•	Royal Caribbean Cruises Ltd.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Vail Resorts, Inc.

•	WMS Industries Inc.*

*	In future peer groups, these companies will not be included due to consolidation in the gaming industry, including our acquisition of Ameristar Casinos, Inc. and Scientific Games Corporation’s acquisition of WMS Industries, Inc.

Based on a competitive review of peer group data conducted by Exequity in 2013, the total direct compensation (including salary, target bonus, and the grant value of long-term incentives) provided for our Chief Executive Officer in 2012 was below the gaming industry peer group median while the Company’s one and three years annualized total shareholder returns exceeded the median of the same peer group.

The Compensation Committee believes that our executive team has unique skills and experience that, in some cases, limit the direct comparability of market data due to the relatively few number of gaming companies. Therefore, the Compensation Committee believes that variances from market data, where they occur, are acceptable and appropriate for certain members of our senior leadership team. From time to time, we re-evaluate the companies that are in our peer group and for continued appropriateness.

Elements of Compensation

Overview of Compensation Elements

During fiscal 2013, our executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation, and the objectives served by each element. A description of each element is discussed in greater detail following the table.

Fiscal 2013 Principal Elements of Executive Compensation

Element	Description	Performance Considerations	Primary Objectives
Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, and individual performance, compared to other executives and the external market	• Attract and retain talent • Recognize career experience and individual performance • Provide a competitive salary • Recognize internal relationship between pay and responsibility by level

Annual Bonuses	• Performance-based annual incentive bonuses for named executive officers, which are payable 75% in cash and 25% in restricted stock units	• Named executive officer bonus amounts tied to level of achievement of financial objectives	• Promote and reward achievement of Company annual financial objectives and individual performance contribution • Align executive interests with stockholder interests • Retain talent

Long-Term Incentives	• Annual grants of stock options, performance shares and restricted stock units with multi- year vesting, except for new hire or promotional grants which may be episodic	• Value of pay directly linked with long-term stock price performance due to all awards being stock based	• Align executive interests with stockholder interests • Attract and retain talent • Focus on long-term performance outcomes

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and long-term disability insurance • Non-qualified deferred compensation plan • Group Term Life Insurance	• Not applicable	• Attract and retain talent • Provide competitive compensation

Executive Perquisites	• Financial and Tax Planning, Relocation Expenses, Annual Physical, and Commuting Expenses	• Not applicable	• Attract and retain talent • Provide competitive compensation

Base Salary

We intend for the base salaries of our named executive officers to provide a minimum level of compensation for highly qualified executives. The base salaries of our named executive officers are subject to occasional modification based on an evaluation of each executive’s contribution, experience, responsibilities, external market data as well as the relative pay among senior executives at the Company. Each factor is considered on a discretionary basis without formulas or weights. We consider relative pay between executives because our perspective is that some consistency in pay emphasizes teamwork across the senior leadership level.

The table below shows the salaries for each named executive officer during 2013.

Name (1)	2013 Salary
Anthony M. Sanfilippo	$1,200,000
Carlos A. Ruisanchez	$800,000
Virginia E. Shanks	$600,000
Michelle Shriver	$525,000
Troy A. Stremming	$475,000

(1)	Effective as of May 21, 2013, Mr. Sanfilippo’s annual salary was increased from $900,000 to $1,200,000, Mr. Ruisanchez’s annual salary was increased from $600,000 to $800,000, and Ms. Shanks’ annual salary was increased from $465,000 to $600,000.

Annual Bonuses

We intend that bonuses paid to our named executive officers will reward them for the achievement of successful financial, strategic, and operational performance over a short period of time. The 2013 Annual Incentive Plan measures and rewards our named executive officers based on a formula directly linked to the annual financial results of the Company, as measured by Adjusted EBITDA and Adjusted Net Income. Adjusted EBITDA and Adjusted Net Income are discussed below and were used for calculating bonuses. These measures provide a highly operational focus and align the pay for our top executives directly with the short-term results delivered to our stockholders. It is the perspective of the Company and the Compensation Committee that an objective annual incentive system provides clarity for the senior executive team regarding their focus and rewards and encourages the attainment of “stretch” performance objectives by providing a clearly defined upside in the incentive plan design. The specific decisions related to 2013 are described in more detail below.

The 2013 Annual Incentive Plan approved by the Compensation Committee established a clearly defined annual incentive opportunity for all of our named executive officers. The objectives include:

•	Creating a clearly defined target bonus opportunity for named executive officers, which we believe enhances motivation and competitiveness with the external market;

•	Providing well-defined upside opportunities, to encourage stretch performance beyond the annual operating plans;

•	Clearly aligning pay with performance for our stockholders in both the near-term and over multiple years; and

•	Providing stock ownership opportunities that further align executives with stockholder interests.

Specifically, our annual bonuses for the named executive officers for 2013 were based on a formula using objective factors, with quantitative short-term financial targets set at the beginning of the year. Each executive had a defined bonus target as a percentage of salary, and the final bonus payable at the end of the year was determined based on the quantitative financial results at year end, compared to the targets set at the beginning of the year, along with a portion (up to 20% for 2013) linked to and subject to reduction for individual performance and contribution subject to reduction (but not increase). The upside potential for the quantitative performance goals was up to 200% of the target award for superior performance, with the potential to earn zero for underperformance relative to the stated performance objective.

Pursuant to the 2013 Annual Incentive Plan, each named executive officer (except for the bonuses paid to Ms. Shriver and Mr. Stremming) was paid 75% of his or her bonus in cash and 25% of his or her bonus in restricted stock units. The restricted stock units will vest on December 31, 2014 and settle in shares of Pinnacle Common Stock on January 1, 2017. The Compensation Committee determined that the use of restricted stock units helps retain executives and also ties their compensation to the long-term sustainable results of the Company.

For 2013, the specific award opportunities at threshold, target and maximum performance for each named executive officer was as follows:

Name	2013 Threshold Incentive as % of Salary	2013 Target Incentive as % of Salary	2013 Maximum Incentive as % of Salary
Anthony M. Sanfilippo	50%	100%	200%
Carlos A. Ruisanchez	40%	80%	160%
Virginia E. Shanks	40%	80%	160%

To measure performance, the Compensation Committee selected a combination of Adjusted EBITDA and Adjusted Net Income to measure success in order to balance near term operational performance with delivering sustained improvements in cash flow from reduction of costs, investment and financing activities.

The Compensation Committee established targets for Adjusted EBITDA and Adjusted Net Income. For 2013, the threshold Adjusted EBITDA was $276.2 million, the target Adjusted EBITDA was $305.4 million and the maximum Adjusted EBITDA was $324.9 million. The percentage of the bonuses allocated to the achievement of Adjusted EBITDA was 70% of the total bonus. In addition, the Compensation Committee established a minimum Adjusted Net Income of $45.9 million and a target Adjusted Net Income of $94.6 million. The percentage of the bonuses allocated to the achievement of target Adjusted Net Income was 30% of the total bonus. In establishing the 2013 Annual Incentive Plan, the Compensation Committee retained the discretion to decrease, but not to increase, the amount of any bonus even if the Adjusted EBITDA and Adjusted Net Income goals were met or exceeded, based on such objective or subjective factors and circumstances as the Compensation Committee deems relevant or appropriate.

For purposes of determining bonuses, the Company achieved Adjusted EBITDA of $404.2 million and Adjusted Net Income of $63.8 million in 2013. Based on the 2013 consolidated results, the 2013 Annual Incentive Plan funded at 107% of the overall target bonus. The 2013 consolidated figures, however, include results from our acquisition of Ameristar Casinos, Inc. which were not included in the budget used to establish the targets for the 2013 Annual Incentive Plan at the beginning of the performance period. The Compensation Committee exercised negative discretion to the bonus payout formula to arrive at a result more in keeping with the intended operation of the plan. As a result of the Compensation Committee’s negative discretion bonus payouts were reduced from 107% to 100% of the overall target bonus.

In calculating Adjusted EBITDA for purposes of determining bonuses, the Company began with income (loss) from continuing operations and made adjustments for the following items: income tax benefit (expense); other non-operating income; loss on extinguishment of debt; loss from equity method investment; interest expense, net of capitalized interest, write-downs, reserves, and recoveries; non-cash share-based compensation; pre-opening and development costs; and depreciation and amortization. In addition, the Compensation Committee made an adjustment in calculating Adjusted EBITDA for the expense associated with the horseracing season in Ohio. In calculating Adjusted Net Income for purposes of determining bonuses, the Company began with pre-tax income from continuing operations and made adjustments for the following items: pre-opening and development costs; write-downs, reserves and recoveries; loss on early extinguishment of debt; adjustments for taxes; accelerated depreciation expense related to corporate office and Belterra Park; expected operating results from Asian Coast Development (Canada), Ltd.; and income (loss) from discontinued operations, net of income taxes.

Based on the factors described in the table above, the Compensation Committee approved the following bonuses for our named executive officers for 2013:

2013 Performance Bonus

Name	Bonus Payable in Cash	Bonus Payable in Restricted Stock Units	Number of Restricted Stock Units	Total Dollar Value of 2013 Bonus
Anthony M. Sanfilippo	$808,266	$269,422	13,338	$1,077,688
Carlos A. Ruisanchez	$430,889	$143,630	7,111	$574,519
Virginia E. Shanks	$326,976	$108,992	5,396	$435,968

Bonuses Payable to Former Ameristar Employees

In connection with our Agreement and Plan of Merger, we agreed to pay the senior management of Ameristar Casinos, Inc. the bonus that such employees would have received under the Ameristar Bonus Plan. The Ameristar Bonus Plan provided that members of senior management were entitled to receive an annual bonus based on achievement of Consolidated Adjusted EBITDA, payable in December 2013. Ameristar had established an annual target of $379.1 million in Consolidated Adjusted EBITDA for 2013. In December 2013, the Compensation Committee determined for purposes of paying bonuses that the Ameristar properties had achieved $367 million in Consolidated Adjusted EBITDA or 97% of the budget. Based on this performance, the Compensation Committee determined that it was appropriate to pay 95% of the targeted bonus under the Ameristar Bonus Plan based on Ameristar’s historical bonus practices. Ms. Shriver and Mr. Stremming were entitled to receive a targeted bonus of 75% of their salary for 2013, while they were employees of Ameristar and Pinnacle during 2013. As a result of the performance of Ameristar, the Compensation Committee awarded bonuses of $352,100 to Ms. Shriver and $315,200 to Mr. Stremming.

Long-Term Incentives

We believe that awards of equity to our named executive officers provide a valuable incentive for them and helps align their interests with that of our stockholders for periods of time longer than one fiscal year. As part of our long-term incentive plan, we grant to our executive officers stock options, restricted stock units and performance shares on an annual basis. Stock options are an important part of our philosophy for aligning pay for performance, as executives can realize value on their stock options only if the stock price increases over the exercise price. Restricted stock unit and performance share awards also help align pay with performance as their value fluctuates with changes in the share price over time. However, restricted stock unit awards also maintain some value in difficult economic environments and, therefore, meet our objectives of retaining executive talent and maintaining effective incentives during different economic environments. All of our equity awards are subject to vesting and require each executive to remain employed with the Company for a period of time or risk forfeiting the award.

Performance shares entitle recipients to receive a number of shares of the Company’s common stock subject to the Company achieving specified performance criteria. The 2013 performance share award is intended to provide rewards in connection with achieving our long-term financial growth objectives and for achieving superior shareholder returns relative to companies in similar industries. The performance share initially measures Adjusted EBITDA relative to three-year targets as developed in our strategic plan. Up to 125% of one’s target award can be earned based on Adjusted EBITDA achievement. The Adjusted EBITDA results are then further modified by performance relative to our three-year revenue growth targets. The revenue growth component can modify the Adjusted EBITDA outcomes by 80% to 120%. Finally, results are subject to a relative Total Shareholder Return (“TSR”) test. We measure our TSR over the performance period to the S&P Leisure Company Index. In the event that our TSR falls within the middle third of the index, no modifications to the outcomes are made. For TSR results in the top third of the index, we increase awards by 33% and for TSR results in the bottom third of the index we reduce awards by 50%. Thus, total opportunities associated with the award are equal to 200% of target assuming maximum Adjusted EBITDA results, maximum revenue growth results, and TSR results in the top third of the S&P Leisure Company Index.

In 2013, the Compensation Committee revised the Company’s long-term incentive plan to provide that the equity granted to the executive officers shall consist of 40% stock options, 40% performance share and 20% restricted stock units. In determining the size of the equity awards, the Compensation Committee took into consideration the executive’s contribution, experience, responsibilities, external market data as well as the relative pay among senior executives at the Company. The exercise price of each stock option is the closing price of our common stock on the date of grant.

As a result of these considerations, the Compensation Committee approved the following equity grants for the following named executive officers as part of the Long-Term Incentive Plan which were granted on May 21, 2013:

Name	Stock Options (1)	Restricted Stock Units (2)	Performance Shares (3)
Anthony M. Sanfilippo	105,366	26,484	52,967
Carlos A. Ruisanchez	39,024	9,809	19,617
Virginia E. Shanks	29,268	7,357	14,713
(1)	Each of the stock options vest in four equal annual installments beginning on May 21, 2014 and have 7-year terms.
(2)	Each of the restricted stock units vest in four equal annual installments beginning on May 21, 2014.
(3)	Each of the performance shares vest on December 31, 2015. The performance period is from April 1, 2013 through December 31, 2015. Depending on the Company’s performance, the ultimate number of shares of Common Stock earned at the end of the performance period will range between 0% to 200% of the shares initially granted.

Further, as discussed above, the Compensation Committee granted restricted stock units to Messrs. Sanfilippo and Ruisanchez and Ms. Shanks as part of their 2013 bonus.

Upon the closing of the acquisition of the Ameristar transaction, the Compensation Committee approved the following grants of equity to Ms. Shriver and Mr. Stremming as an inducement to employment with the Company, which were granted on August 13, 2013:

Name	Stock Options (1)	Restricted Stock Units (2)
Michelle Shriver	40,000	16,000
Troy A. Stremming	30,000	12,000

(1)	Each of the stock options granted to Ms. Shriver and Mr. Stremming were granted outside of our 2005 Equity and Performance Incentive Plan, as amended (the “2005 Plan”), vest in four equal annual installments beginning on August 13, 2014 and have 7-year terms.
(2)	Each of the restricted stock units were granted outside of our 2005 Plan and vest in four equal annual installments beginning on August 13, 2014.

Special Merger Integration Incentive Plan

In May 2013, the Compensation Committee adopted a Special Merger Integration Incentive Plan (“Special Incentive Plan”) which is focused on rewarding the Company’s senior management for securing and completing the Ameristar transaction, to provide incentives to execute key synergy goals during the merger integration period, and to retain critical talent during the period of operational and structural consolidation. Pursuant to the Special Incentive Plan, the Compensation Committee approved of the grant of performance shares which vest on August 31, 2016. In establishing the Special Incentive Plan, the Compensation Committee established a performance period from the closing date of the acquisition of Ameristar through August 31, 2016. Depending on the Company’s performance, the ultimate number of shares of Common Stock earned at the end of the performance period will range between 0 and 300% of the shares initially granted. The specific performance goals and vesting opportunities are based on a level of achievement of synergies as measured by Adjusted EBITDA at the end of the performance period.

The Compensation Committee approved of the following grants of performance shares which were granted on August 13, 2013:

Name	Performance Shares
Anthony M. Sanfilippo	58,852
Carlos A. Ruisanchez	39,235
Virginia E. Shanks	29,426
Michelle Shriver	25,748
Troy A. Stremming	23,296

Stock Ownership Guidelines

In December 2010, the Board of Directors of the Company approved of stock ownership guidelines for each of the Company’s executive officers and directors. Pursuant to the Company’s stock ownership guidelines, as amended on December 12, 2013, the Company’s executive officers are required to own the following shares of Pinnacle Common Stock within five years of January 1, 2011 or by December 31, 2016: Chief Executive Officer, 300,000 shares of Pinnacle Common Stock, President, 140,000 shares of Pinnacle Common Stock, Executive Vice Presidents, 50,000 shares of Pinnacle Common Stock, Senior Vice Presidents, 20,000 shares of Pinnacle Common Stock and Directors, 20,000 shares of Pinnacle Common Stock. The following count toward the targeted ownership: (1) shares of Pinnacle Common Stock owned outright; (2) shares of Pinnacle Common Stock held in benefit plans (e.g., 401(k) Plan); (3) vested and/or unvested restricted stock; (4) vested and/or unvested restricted stock units; and (5) phantom stock units. Unexercised options and unearned performance shares do not count toward the targeted ownership. Each of the named executive officers exceeds the targeted ownership pursuant to the stock ownership guidelines, except for Mr. Stremming and Ms. Shriver who joined the Company in August 2013.

Hedging, Margin Accounts and Pledging Pinnacle Common Stock

The Company’s insider trading plan prohibits executive officers and directors from hedging their ownership of Pinnacle Common Stock, including transactions in puts, calls, or other derivative instruments related to Pinnacle Common Stock. In addition, the Company’s insider trading plan prohibits executive officers and directors from placing shares of Pinnacle Common Stock in margin accounts and pledging shares of Pinnacle Common Stock.

Risk Assessments

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance. A portion of compensation provided to the executive officers is in the form of options, restricted stock units and performance shares that are important to help further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking, as the value of the restricted stock awards fluctuate dollar for dollar with the Company’s stock price and do not represent significant downward/upward risk and reward.

Recovery of Incentive Compensation Policy

In March 2011, the Company’s Board of Directors adopted a policy on recovery of incentive compensation in the event of a financial restatement, also known as a “clawback policy.” The policy provides that the Compensation Committee may take any action to recover all or a portion of any excess bonus paid to an executive officer provided that (1) there is a restatement of the Company’s financial statements for the fiscal year for which a bonus is paid, other than a restatement due to changes in accounting principles or applicable law, and (2) the Compensation Committee determines that the executive officer has received an “excess bonus” for the relevant fiscal year. The amount of the excess bonus shall be equal to the difference between the bonus paid to the executive officer and the payment or grant that would have been made based on the restated financial results. The requirement of an executive officer to repay all or a portion of the excess bonus as determined by the Compensation Committee shall only exist if the Audit Committee has taken steps to consider restating the financials prior to the end of the third year following the year in question.

The Compensation Committee may take such action in its discretion that it determines appropriate to recover all or a portion of the excess bonus if it deems such action appropriate under the facts and circumstances. Such actions may include recovery of all or a portion of such amount from the executive officer from any of the following sources: prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards, gains realized on the exercise of stock options, and direct repayment by the executive officer.

Retirement and Welfare Benefits

The named executive officers are eligible to participate in all of the Company’s normal retirement, and welfare programs on the same terms as generally available to substantially all of our full-time employees. These include a 401(k) plan and matching contributions, health and disability insurance coverage, and group life insurance programs. In addition, the Company’s named executive officers are covered by the Company’s general health plan applicable to all of the Company’s employees.

In addition to these standard retirement and welfare benefits, the Company provides certain additional savings and benefit programs available to our senior management, which we believe are in the best interest of our stockholders, as they enable us to attract and retain high quality executives and help those executives maintain their focus on the business needs of the Company rather than their own personal financial considerations. During 2013, these additional executive benefits included:

•	An Executive Deferred Compensation Plan, or the Executive Plan; and

•	Financial and Tax Planning

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan, or the Executive Plan, allows executive officers to elect to defer a portion of their salary and bonuses each year into a non-qualified deferred compensation account, which is an unsecured obligation of the Company to pay compensation at a later date. This allows the executives to receive tax-deferred savings and appreciation to support their individual retirement needs.

The Compensation Committee has the discretion to change the floating crediting rate for deferrals under the Executive Plan on a prospective basis as of the beginning of any quarter. Amounts that an executive officer elects to defer under the Executive Plan are credited with a floating rate of interest based on average yields on 30-year U.S. treasury bonds, plus two percentage points, not to exceed 8% per annum, compounded quarterly.

Financial and Tax Planning

The Company reimburses certain members of senior management, including the named executive officers, for expenses related to financial or tax assistance and estate planning. Mr. Sanfilippo is entitled to be reimbursed up to $7,500 for related expenses and the other named executives officers are entitled to be reimbursed up to $5,000 for related expenses.

Executive Perquisites

We also provide limited perquisites to our named executive officers. The perquisites consist of the following: (a) financial and tax planning expenses (as discussed above); (b) relocation expenses; (c) travel expenses for family members; and (d) expenses associated with the annual physical examination of the executive and his or her spouse or significant other, which include travel expenses, accommodations and related expenses. In addition, we paid for certain travel expenses associated with Ms. Shanks who lives in Reno, Nevada and commutes to Las Vegas, Nevada, including a corporate apartment and incidental expenses associated with the corporate apartment, use of a Company automobile, airfare and incidental expenses associated with Ms. Shanks traveling to and from Reno, Nevada to our Las Vegas, Nevada offices. Further, the Company paid for a personal trip for Mr. Ruisanchez and his spouse to recognize his substantial efforts in connection with the Ameristar transaction, including payment of travel expenses and accommodations. In 2013, Ms. Shriver and Mr. Stremming did not receive perquisites which exceeded $10,000. The Compensation Committee believes that our named executive officers value the perquisites provided to them and the cost to us of the perquisites is not significant.

Change of Control Payments Related to Ameristar Transaction

In connection with the acquisition of Ameristar, the Company agreed to pay the Ameristar stockholders $26.50 per share in cash for each share of Ameristar common stock. Pursuant to the agreement and plan of merger with Ameristar, Ms. Shriver and Mr. Stremming received $2,971,815 and $2,616,468, respectively, in change of control payments for the Ameristar equity based awards that they held at the time of closing of the Ameristar transaction. In addition, Mr. Stremming received $844,000 in a change of control payment pursuant to his employment agreement with Ameristar.

Other Considerations

Impact of Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to each of the company’s chief executive officer and the four other most highly compensated officers, except for compensation that is “performance based.” Our general intent is to provide compensation awards to our named executive officers so that most, if not all, awards will be deductible without limitation. However, we may make compensation awards that are not deductible if our best interests so require. In addition, in recent years, we have not had to pay federal income tax due to loss carry-forwards, tax depreciation (particularly from new properties) and financial leverage. We believe that our new properties and the financial leverage resulting from their construction will result in much of our cash flow from operations not being subject to current income taxation over the next few years, limiting the impact of Section 162(m) as it related to current compensation practices.

Consideration of Say-on-Pay Vote Results

At the 2013 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC by 99% of votes cast, excluding abstentions and broker non-votes. The Compensation Committee reviewed and considered the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, our Board recommends that you vote “FOR” Proposal 2 at the Annual Meeting. For more information, see “Proposal 2—Advisory Approval of the Compensation of the Company’s Named Executive Officers.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee

James L. Martineau (Chairman)
Stephen C. Comer
Jaynie Miller Studenmund

Summary Compensation Table

The following table sets forth the compensation paid to each of the Company’s named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Anthony M. Sanfilippo Chief Executive Officer	2013	$1,077,689	$—	$3,674,523	$1,086,376	$808,266	$—	$22,538	$6,669,392
	2012	$900,000	$—	$769,953	$970,460	$737,100	$—	$3,875	$3,381,388
	2011	$840,000	$—	$—	$—	$841,680	$—	$3,063	$1,684,743

Carlos A. Ruisanchez(g) President and Chief Financial Officer	2013	$718,149	$—	$1,749,120	$402,357	$430,889	$—	$21,487	$3,322,002
	2012	$600,000	$—	$157,811	$145,569	$453,600	$—	$3,875	$1,360,855
	2011	$552,135	$—	$287,858	$1,634,304	$553,275	$—	$3,063	$3,030,635

Virginia E. Shanks Executive Vice President and Chief Administrative Officer	2013	$544,959	$—	$1,316,583	$301,768	$326,976	$3,244	$78,085	$2,571,615
	2012	$465,000	$—	$178,796	$203,797	$351,525	$1,290	$54,808	$1,255,216
	2011	$450,000	$—	$74,770	$141,772	$457,500	$280	$48,374	$1,172,696
Michelle Shriver Executive Vice President, Operations	2013	$188,079	$—	$916,786	$441,360	$352,100	$—	$2,971,815	$4,870,140

Troy A. Stremming	2013	$170,194	$—	$775,100	$331,020	$315,200	$—	$3,460,468	$5,051,982
Executive Vice President, Government Relations and Public Affairs

(a)	Reflects amounts actually earned in 2013, 2012 and 2011. Mr. Stremming and Ms. Shriver joined the Company in August 2013.
(b)	The named executive officers were granted the following number of restricted stock units and performance shares: (1) Mr. Sanfilippo, 34,724 restricted stock units on March 8, 2013, 26,484 restricted stock units on May 21, 2013, 52,967 performance shares on May 21, 2013, and 58,852 performance shares on August 13, 2013; (2) Mr. Ruisanchez, 13,228 restricted stock units on March 8, 2013, 9,809 restricted stock units on May 21, 2013, 19,617 performance shares on May 21, 2013, and 39,235 performance shares on August 13, 2013; (3) Ms. Shanks, 10,252 restricted stocks units on March 8, 2013, 7,357 restricted stock units on May 21, 2013, 14,713 performance shares on May 21, 2013 and 29,426 performance shares on August 13, 2013; (4) Ms. Shriver, 16,000 restricted stock units on August 13, 2013 and 25,748 performance shares on August 13, 2013; and (5) Mr. Stremming, 12,000 restricted stock units on August 13, 2013 and 23,296 performance shares on August 13, 2013. The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 6 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(c)	The named executive officers were granted the following number of options: (1) Mr. Sanfilippo, 105,366 options granted on May 21, 2013; (2) Mr. Ruisanchez, 39,024 options granted on May 21, 2013; (3) Ms. Shanks, 29,268 options granted on May 21, 2013; (4) Ms. Shriver, 40,000 options granted on August 13, 2013; and (5) Mr. Stremming, 30,000 options granted on August 13, 2013. The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 6 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(d)	The amount in this column for each of the named executive officers includes the bonus that he or she earned based on achievement of pre-established performance targets and with respect to Messrs. Sanfilippo and Ruisanchez and Ms. Shanks, a portion of which was deferred in restricted stock units to be paid in future years. For a more detailed discussion of these bonuses, see the “—Compensation Discussion and Analysis—Elements of Compensation—Bonuses” section above.
(e)	Amounts reflect the 2013, 2012 and 2011 above-market earnings for contributions into the Executive Deferred Compensation Plan.
(f)	For Messrs. Sanfilippo, All Other Compensation in 2013 consisted of (1) $3,875 in 401(k) matching contributions; (2) $8,073 in financial planning expenses; (3) $2,062 in airfare and incidental expenses associated with his annual physical; and (4) $8,528 in personal and family travel expenses. For Mr. Ruisanchez, All Other Compensation in 2013 consisted of (1) $3,875 in 401(k) matching contributions; (2) $5,000 in financial planning expenses; (3) $12,612 in airfare and incidental expenses for a personal trip for Mr. Ruisanchez and his spouse to recognize his substantial efforts in connection with the Ameristar transaction. For Ms. Shanks, All Other Compensation in 2013 consisted of (1) $3,875 in 401(k) matching contributions; (2) $5,000 in financial planning expenses; (3) $700 in airfare and incidental expenses associated with annual physical; (4) $349 in travel expenses for her spouse; (5) $16,074 in airfare and incidental expenses associated with personal travel to the executive’s home; (6) $4,891 for automobile lease expenses; and (7) $47,196 for expenses related to the use of the corporate apartment. For Ms. Shriver, All Other Compensation in 2013 consisted of $2,971,815 in a change of control payment for the Ameristar equity based awards that she held at the time of the closing of the Ameristar transaction. For Mr. Stremming, All Other Compensation in 2013 consisted of (1) $2,616,468 in a change of control payment for the Ameristar equity based awards that he held at the time of the closing of the Ameristar transaction; and (2) $844,000 in a change of control payment pursuant to his employment agreement.

Employment Agreements and Other Change in Control Provisions

The Company has entered into employment agreements with all of its currently employed named executive officers. In the discussion of the terms of their employment agreements below, we sometimes refer to them collectively, as the “Executives” and individually, as an “Executive.” Capitalized terms used but not defined below have the respective meanings set forth in the applicable employment agreement.

On March 13, 2010, the Company entered into an employment agreement, effective as of March 14, 2010, with Anthony M. Sanfilippo for his role as President, Chief Executive Officer and a director of the Company, with an annual base salary of $840,000. On March 1, 2011, the Company entered into an amended and restated employment agreement with Mr. Sanfilippo. On December 14, 2011, the Company entered into a first amendment to his employment agreement, which increased his annual base salary to $900,000, effective as of January 1, 2012. On May 21, 2013, the Company and Mr. Sanfilippo entered into a second amendment to his employment agreement which increased his base salary from $900,000 to $1,200,000 per year and changed his title from President and Chief Executive Officer to Chief Executive Officer. Mr. Sanfilippo does not receive any compensation for his service as a member of the Board. Mr. Sanfilippo’s employment agreement provides for an initial term ending March 13, 2014; however, commencing on November 14, 2013 and as of November 14 of each year thereafter, his employment agreement automatically renews for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On March 28, 2011, the Company entered into an employment agreement, effective as of April 1, 2011, with Carlos A. Ruisanchez for his role as the Company’s Executive Vice President and Chief Financial Officer, with an annual base salary of $580,000. On December 14, 2011, the Company entered into a first amendment to his employment agreement, which increased his annual base salary to $600,000 effective as of January 1, 2012. On May 21, 2013, the Company and Mr. Ruisanchez entered into a second amendment to his employment agreement, which increased his base salary from $600,000 to $800,000 per year and changed his title from Executive Vice President and Chief Financial Officer to President and Chief Financial Officer. Mr. Ruisanchez’s employment agreement provides for an initial term ending March 31, 2014; however, commencing on November 30, 2013 and as of November 30 of each year thereafter, his employment agreement automatically renews for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On November 29, 2011, the Company entered into an employment agreement, effective as of November 15, 2011, with Virginia E. Shanks for continuation of her role as Executive Vice President and Chief Marketing Officer, with an annual base salary of $450,000. On December 14, 2011, the Company entered into a first amendment to her employment agreement, which increased her annual base salary to $465,000, effective as of January 1, 2012. On May 21, 2013, the Company and Ms. Shanks entered into a second amendment to her employment agreement, which increased her base salary from $465,000 to $600,000 per year and changed her title from Executive Vice President and Chief Marketing Officer to Executive Vice President and Chief Administrative Officer. Ms. Shanks’ employment agreement provides for an initial term ending November 14, 2014; however, commencing on July 13, 2014 and as of July 13 of each year thereafter, her employment agreement automatically renews for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On July 30, 2013, the Company entered into an employment agreement, effective as of August 13, 2013, with Michelle Shriver in her role as Executive Vice President, Operations, with an annual base salary of $525,000. Ms. Shriver’s employment agreement provides for an initial term ending August 13, 2016; however, commencing on April 7, 2016 and as of April 7 of each year thereafter, her employment agreement will automatically renew for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On July 22, 2013, the Company entered into an employment agreement, effective as of August 13, 2013, with Troy A. Stremming in his role as Executive Vice President, Government Relations and Public Affairs with an annual base salary of $475,000. Mr. Stremming’s employment agreement provides for an initial term ending August 13, 2016; however, commencing on April 7, 2016 and as of April 7 of each year thereafter, his employment agreement will automatically renew for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

Bonus Eligibility

The table below sets forth information about the Executives’ eligibility for bonuses under the terms of their respective employment agreements. The parties to the employment agreements contemplate that the setting of the targets and goals and the payment of bonuses described below will be done in such a manner as to qualify such bonuses as “performance based” compensation under Section 162(m) of the Code.

Name	Bonus Eligibility
Anthony M. Sanfilippo

•    Targeted bonus of 100% of his annual base salary based upon meeting performance targets developed by the Compensation Committee.

•    Also entitled to an upside potential for his bonus of not less than 150% of his annual base salary if maximum performance goals are satisfied;

•    May also receive special bonuses in addition to his annual bonus eligibility at the discretion of the Board or the Compensation Committee.

•    In some circumstances, a portion of the annual bonus may be paid in restricted stock.

Carlos A. Ruisanchez, Virginia E. Shanks, Michelle Shriver and Troy A. Stremming

•    Targeted bonus of 80% of his or her annual base salary based upon meeting performance targets developed by the Compensation Committee.

•    May also receive special bonuses in addition to his or her annual bonus eligibility at the discretion of the Board or the Compensation Committee.

•    Bonus may be paid in cash or restricted stock, in the case of Mr. Ruisanchez and Ms. Shanks, or in cash, restricted stock, restricted stock units, performance shares or other equity grants, in each case, as determined in the Company’s discretion.

Payments and Benefits upon Termination; Treatment of Equity Grants—Generally

In general, if an Executive’s employment is terminated (regardless of the reason therefor), the Company would pay or cause to be paid to such Executive all accrued but unpaid annual base salary and any compensation previously voluntarily deferred by such Executive, and all benefits provided to such Executive under his or her employment agreement would cease. In addition, the Executives would be entitled to receive a prorated bonus for the year of termination except in the case of termination for Cause.

The employment agreements of the Executives provide that all vested stock options, restricted stock or restricted stock units (collectively, the “Equity Grants”) would terminate on the earlier of the expiration of their stated terms or one year after termination of employment, except that if an Executive’s employment is terminated by the Company for Cause or by such Executive without Good Reason, all vested Equity Grants would terminate on the earlier of the expiration of their stated terms or 30 days after termination. Further, unvested Equity Grants would terminate on the termination of an Executive’s employment with the Company, except as otherwise provided in the applicable Equity Grant agreements or in the employment agreements.

The Executives may be entitled to receive additional payments or benefits, or the consequences of termination of employment described above may be subject to change, depending on the circumstances under which an Executive’s employment is terminated, as further described below under the headings “Payments and

Benefits upon Termination without Cause or for Good Reason, Other than Change of Control,” “Payments and Benefits upon Termination without Cause or for Good Reason upon a Change of Control” and “Payments and Benefits upon Termination upon Death or Disability.”

Payments and Benefits upon Termination for Cause or Without Good Reason

If an Executive’s employment is terminated by the Company for Cause or by such Executive without Good Reason, such Executive would not be entitled to receive any payments or benefits other than as specified above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants—Generally.”

Payments and Benefits upon Termination without Cause or for Good Reason, Other than Change of Control

If an Executive’s employment is terminated by the Company without Cause or by such Executive for Good Reason other than within 18 months following a Change of Control, the following would apply:

•

Such Executive would be entitled to receive an amount equal to 150% of (a) the sum of such Executive’s annual base salary in effect on the date of termination, plus (b) the average annual bonus paid to such Executive in the three years before termination (or such shorter period during which such Executive is employed, with the bonus for any period of less than a full year being annualized). The salary component would be paid in monthly installments over 18 months in accordance with the Company’s regular salary payment schedule, and the bonus component would be paid in two equal annual installments on the first and second anniversaries of the termination of employment.

•

Such Executive would be entitled to receive continuation of health benefits coverage for such Executive and his or her dependents and disability insurance coverage for such Executive for up to 18 months following termination. The Company would pay any applicable premiums on such insurance coverage on behalf of Mr. Sanfilippo and reimburse him or his estate for any taxes payable thereon. Messrs. Ruisanchez and Stremming and Mses. Shanks and Shriver and their respective dependents would pay any applicable premiums or other applicable payments for their health coverage on the same basis as other senior executives of the Company.

•

In addition to those already vested, any outstanding unvested Equity Grants which would otherwise vest during the 12 months period following termination of employment would immediately vest and may be exercised by such Executive until the earlier of the expiration of their stated terms or within one year after termination of employment. The remaining unvested Equity Grants would immediately terminate.

Payments and Benefits upon Termination without Cause or for Good Reason upon a Change of Control

If an Executive’s employment is terminated by the Company without Cause or by such Executive for Good Reason on or within 18 months after a Change of Control, the following would apply:

•

Such Executive would be entitled to receive an amount equal to 150% of (a) the sum of such Executive’s annual base salary in effect on the date of termination, plus (b) the average annual bonus paid to such Executive in the three years before termination (or such shorter period during which such Executive is employed, with the bonus for any period of less than a full year being annualized), payable in a lump sum as soon as practicable but in no event more than 30 days after the termination of employment.

•

Such Executive would be entitled to receive continuation of health benefits coverage for such Executive and his or her dependents and disability insurance coverage for such Executive for up to 18 months following termination. The Company would pay any applicable premiums on such insurance coverage on behalf of Mr. Sanfilippo and reimburse him or his estate for any taxes payable thereon. Messrs. Ruisanchez and Stremming and Mses. Shanks and Shriver and their respective dependents would pay any applicable premiums or other applicable payments for their health coverage on the same basis as other senior executives of the Company.

•

In addition to those already vested, any unvested Equity Grants, including any unvested replacement Equity Grants that may have been granted to such Executive to replace unvested Equity Grants that expired by their terms in connection with a Change of Control, immediately become vested and may be exercised by such Executive until the earlier of the expiration of their stated terms or within one year after termination of employment. To the extent that any unvested Equity Grants terminate by their terms at the time of or in connection with a Change of Control and replacement Equity Grants of at least equivalent value are not granted to such Executive, then the Executive shall receive, as additional cash severance, the consideration paid for the securities underlying the unvested expired Equity Grants at the time of the Change of Control less, to the extent applicable, (a) the exercise price or other consideration payable by such Executive for the Equity Grants, and (b) the value of any replacement Equity Grants realized by such Executive through or as a result of such termination.

Payments and Benefits upon Termination due to Death or Disability

If an Executive’s employment is terminated due to such Executive’s death or Disability, the Executive and such Executive’s dependents would be entitled to receive continuation of health benefits coverage for such Executive and his or her dependents and disability insurance coverage for such Executive for up to 18 months following termination. The Company would pay any applicable premiums on such insurance coverage on behalf of Mr. Sanfilippo and reimburse him or his estate, as the case may be, for any taxes payable thereon. Messrs. Ruisanchez and Stremming and Mses. Shanks and Shriver and their respective dependents would pay any applicable premiums or other applicable payments for their health coverage on the same basis as other senior executives of the Company.

Additional Terms

Under certain circumstances, any payment on account of termination of an Executive’s employment which is deemed to be “deferred compensation” under Internal Revenue Code Section 409A will be delayed for six months after the termination, except in the case of such Executive’s death.

It is a condition to an Executive’s right to receive severance payments and benefits under such Executive’s employment agreement that the Executive execute a general release in favor of the Company and its affiliates. Certain non-competition, no-hire-away, and non-solicitation covenants apply to the Executives for specified periods following the termination of employment under certain circumstances.

The employment agreements of the Executives contain a “best net” provision in the event any payment or benefit to be paid or made payable to an Executive or for his or her benefit under his or her employment agreement on a “change of control” (within the meaning of Section 280G of the Code) would constitute an “excess parachute payment” (within the meaning of Section 280 and 4999 of the Code). Under the employment agreements, if the excise tax is triggered, then the payments or benefits received under the employment agreement shall be reduced to the extent necessary to avoid triggering the excise tax, unless the Executive would have a more favorable after-tax result by receiving the unreduced payments and paying the excise tax himself or herself, without a gross-up from the Company. Accordingly, the amounts payable under the employment agreements of the Executives set forth below may be reduced.

Termination without Cause or for Good Reason, Other than Change of Control

The following table sets forth the amounts payable under the employment agreements of the Executives in the event of a termination by the Company without cause or by the Executive for good reason other than in connection with a change of control. The amounts in the table assume that the triggering event took place on December 31, 2013. The closing price of Pinnacle Common Stock on December 31, 2013 was $25.99.

Name	Cash Severance ($) (a)	Value of Options and Restricted Stock Units that Have Accelerated Vesting ($) (b)	Value of Medical Continuation ($) (c)	Total ($)
Anthony M. Sanfilippo	$3,607,244	$3,573,080	$29,063	$7,209,387
Carlos A. Ruisanchez	$2,158,510	$1,409,947	$24,869	$3,593,326
Virginia E. Shanks	$1,657,334	$1,028,492	$24,869	$2,710,695
Michelle Shriver	$1,315,650	$144,260	$26,647	$1,486,557
Troy A. Stremming	$1,185,300	$108,195	$24,688	$1,318,183

(a)	These amounts include cash severance payments mandated by each Executive’s employment agreement.
(b)	Options having an exercise price in excess of the closing market price of Pinnacle Common Stock on December 31, 2013 are not included in the value of equity grants that have accelerated vesting.
(c)	These amounts are estimates based on a blended rate for the Executives, which includes a base COBRA cost for heath benefit continuation and a prevailing market premium cost for disability coverage based on base salary. The estimated amounts are given because of certain Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) privacy regulations and are expected to be close to the true rate for the individual.

Termination without Cause or for Good Reason upon a Change of Control

The following table sets forth the amounts payable under the employment agreements of the Executives in the event of a termination in connection with a change of control event. The amounts in the table assume that the triggering event took place on December 31, 2013. The closing price of Pinnacle Common Stock on December 31, 2013 was $25.99.

Name	Cash Severance ($) (a)	Value of Options and Restricted Stock Units that Have Accelerated Vesting ($) (b)	Value of Medical Continuation ($) (c)	Total ($)
Anthony M. Sanfilippo	$3,607,244	$8,769,907	$29,063	$12,406,214
Carlos A. Ruisanchez	$2,158,510	$3,104,607	$24,869	$5,287,986
Virginia E. Shanks	$1,657,334	$1,750,241	$24,869	$3,432,444
Michelle Shriver	$1,315,650	$577,040	$26,647	$1,919,337
Troy A. Stremming	$1,185,300	$432,780	$24,688	$1,642,768

(a)	These amounts include cash severance payments mandated by each Executive’s employment agreement.
(b)	Options having an exercise price in excess of the closing market price of Pinnacle Common Stock on December 31, 2013 are not included in the value of equity grants that have accelerated vesting.
(c)	These amounts are estimates based on a blended rate for the Executives, which includes a base COBRA cost for heath benefit continuation and a prevailing market premium cost for disability coverage based on base salary. The estimated amounts are given because of certain HIPAA privacy regulations and are expected to be close to the true rate for the individual.

Termination due to Death or Disability

The following table sets forth the amounts payable under the employment agreements of the Executives in the event of a termination due to death or disability. The amounts in the table assume that the termination took place on December 31, 2013. The closing price of Pinnacle Common Stock on December 31, 2013 was $25.99.

Name	Cash Severance ($) (a)	Value of Options and Restricted Stock Units that Have Accelerated Vesting ($) (b)	Value of Medical Continuation ($) (c)	Total ($)
Anthony M. Sanfilippo	$3,607,244	$3,573,080	$29,063	$7,209,387
Carlos A. Ruisanchez	$2,158,510	$1,409,947	$24,869	$3,593,326
Virginia E. Shanks	$1,657,334	$1,028,492	$24,869	$2,710,695
Michelle Shriver	$1,315,650	$144,260	$26,647	$1,486,557
Troy A. Stremming	$1,185,300	$108,195	$24,688	$1,318,183

(a)	These amounts include cash severance payments mandated by each Executive’s employment agreement.
(b)	Options having an exercise price in excess of the closing market price of Pinnacle Common Stock on December 31, 2013 are not included in the value of equity grants that have accelerated vesting.
(c)	These amounts are estimates based on a blended rate for the Executives, which includes a base COBRA cost for heath benefit continuation and a prevailing market premium cost for disability coverage based on base salary. The estimated amounts are given because of certain HIPAA privacy regulations and are expected to be close to the true rate for the individual.

Executive Deferred Compensation Plan

In 2000, we adopted the Executive Deferred Compensation Plan, or the Executive Plan, which allows certain of our highly compensated employees to defer, on a pre-tax basis, a portion of their base annual salaries and bonuses. The Executive Plan is administered by the Compensation Committee, and participation in the Executive Plan is limited to employees who are (i) determined by us to be includable within a select group of employees, (ii) subsequently chosen from the select group, and (iii) approved by the Compensation Committee.

Under the Executive Plan, a participating employee may elect to defer up to 75% of his or her salary for the next year, and up to 90% of his or her bonus for the next year. Any such deferred compensation is credited to a deferral contribution account. A participating employee is at all times fully vested in his or her deferred contributions, as well as any appreciation or depreciation attributable thereto. Amounts that a participating employee elects to defer under the Executive Plan are credited with a floating rate of interest based on average yields on 30-year U.S. treasury bonds, plus two percentage points, not to exceed 8% per annum, compounded quarterly. The Compensation Committee has the discretion to change the crediting rate for deferrals under the Executive Plan on a prospective basis as of the beginning of any quarter. The Executive Plan was amended and restated effective December 27, 2004 and December 31, 2007 to cause these distribution terms and other plan provisions to comply with Section 409A of the Code (“Section 409A”), and to make certain other changes in the Executive Plan.

In general, distributions under the Executive Plan are payable upon termination (before the participating employee qualifies for retirement), retirement, death, disability and upon the occurrence of a financial emergency. A participating employee will also receive distributions upon a change in control of the Company, to the extent permitted under Section 409A. When making an election to defer salary and bonus, a participating employee can specify that the amounts deferred will be paid on certain dates at least two years after the amounts are deferred or at retirement.

The Executive Plan was further amended March 1, 2011, effective January 1, 2011, to permit the deferral of compensation in the form of restricted stock units, to be distributed upon the elected or predetermined distribution date in the form of a whole number of shares, with any fractional unit to be paid in cash. These provisions coordinate with the Company’s 2005 Plan to allow for the payment of annual bonuses in the form of restricted stock units, which are deferred under the Executive Plan, and vested and distributed on such dates as determined by the Compensation Committee on the date of grant.

Non-Qualified Deferred Compensation Table

The following table shows the deferred compensation activity for our named executive officers for the Executive Plan during the fiscal year ended December 31, 2013. Ms. Shanks was the only named executive officers to participate in the Executive Plan during the fiscal year ended December 31, 2013.

Name	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Virginia E. Shanks	$54,496	$0	$6,611	$0	$157,318

(a)	The amount shown in the “Executive Contributions in Last FY” is reported as compensation in the fiscal year ended December 31, 2013 in the Summary Compensation Table for Ms. Shanks.

(b)	The amount shown in “Aggregate Earnings in Last FY” which is reported as compensation in the fiscal year ended December 31, 2013 in the Summary Compensation Table for Ms. Shanks is $3,244.

2005 Equity and Performance Incentive Plan

We adopted our 2005 Equity and Performance Incentive Plan, or the 2005 Plan, in April 2005, and our stockholders approved the 2005 Plan at our annual meeting on May 3, 2005. In May 2008, our stockholders approved an amendment to the 2005 Plan to increase the aggregate number of shares available for awards under the 2005 Plan from 3,000,000 to 4,750,000, and reapproved the “performance based” compensation provisions of the 2005 Plan. In December 2008, our Board of Directors further amended the 2005 Plan to address certain technical matters, including compliance with Section 409A; the December 2008 amendment does not materially or substantively increase the benefits available under the 2005 Plan. In May 2010, our stockholders approved an amendment to the 2005 Plan to increase the aggregate number of shares available for awards under the 2005 Plan from 4,750,000 to 5,850,000. In May 2012, our stockholders approved an amendment to the 2005 Plan to increase the aggregate number of shares available for awards under the 2005 Plan from 5,850,000 to 7,150,000. In May 2013, our stockholders approved an amendment to the 2005 Plan to increase the aggregate number of shares for awards under the 2005 Plan from 7,150,000 to 8,950,000. The 2005 Plan is administered by our Compensation Committee. The Compensation Committee has broad discretion and power in administering the 2005 Plan, in determining which of our employees, directors, and consultants shall participate, and the terms of individual awards. The 2005 Plan has a ten year term.

Awards under the 2005 Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, dividend equivalents or any combination of the foregoing.

The shares authorized under the 2005 Plan are governed by the following principles:

•

The 2005 Plan provides for an aggregate of up to 8,950,000 shares of Pinnacle Common Stock to be available for awards, plus the number of shares subject to awards granted under the Prior Plans and the Individual Arrangements (as such terms are defined in the 2005 Plan) that are forfeited, expire or are terminated (or are settled in cash or otherwise do not result in the issuance of shares) after the effective date of the 2005 Plan.

•

Any shares that are subject to awards other than options or stock appreciation rights (including shares delivered in settlement of dividend rights) shall be counted against this share limit as 1.4 shares for every one share granted.

•

The aggregate number of shares available under the 2005 Plan and the number of shares subject to outstanding options and stock appreciation rights will be increased or decreased to reflect any changes in the outstanding Pinnacle Common Stock by reason of any recapitalization, spin-off, reorganization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction.

•

Any shares subject to an award under the 2005 Plan or the Prior Plans, as well as any shares subject to the Individual Arrangements, that are forfeited, expire, or are terminated without the issuance of shares (or settled in cash or otherwise do not result in the issuance of shares), shall again be available for award under the 2005 Plan.

•

As of February 28, 2014, 2,354,109 shares remained available for awards under the 2005 Plan (excluding any additional shares available under the 2005 Plan as a result of forfeiture, expiration or other termination (or settlement in cash or otherwise do not result in the issuance of shares) of awards under the Prior Plans and Individual Arrangements).

Under the 2005 Plan, no participant may be granted in any 12-month period:

•	options or stock appreciation rights with respect to more than 1,500,000 shares;

•	restricted stock, performance awards or other stock unit awards that are denominated in shares with respect to more than 750,000 shares; or

•

performance awards or stock unit awards that are valued by reference to cash or property having a maximum dollar value of more than $2,500,000 (excluding awards denominated by reference to a number of shares).

Under the 2005 Plan, the exercise price for an option or stock appreciation right cannot be less than 100% of the fair market value of the underlying shares on the grant date. The 2005 Plan does not permit the repricing of options or stock appreciation rights. At the 2011 Annual Meeting of Stockholders, the stockholders approved a one-time value-for-value option exchange, which was for employees of the Company and did not include executive officers and directors. On September 9, 2011, the Company completed the one-time value-for-value option exchange.

Performance awards under the 2005 Plan are awards that provide payments determined by the achievement of performance goals over a performance period. The Compensation Committee determines the relevant performance goals and the performance period. The performance goals will be based on the attainment of specified levels of, or growth of, one or any combination of (or a formula based on) modified calculations of certain specified factors. The eligible factors include: net sales; pretax income before or after allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any of our other publicly-traded securities; market share; gross profits; earnings before taxes; earnings before interest and taxes; EBITDA; an adjusted formula of EBITDA; economic value-added models; comparisons with various stock market indices; reductions in costs, and/or return on invested capital of Pinnacle or any affiliate, division or business unit of Pinnacle for or within which the participant is primarily employed. Such performance goals also may be based solely by reference to our performance or the performance of an affiliate, division or business unit of Pinnacle, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. We intend that bonuses received by each of our named executive officers under his or her employment agreement will be performance awards under the 2005 Plan.

The 2005 Plan provides that it is not the only plan or arrangement under which we may compensate officers, and we reserve the right to pay bonuses or other compensation to our named executive officers in addition to their bonuses or other awards under the 2005 Plan.

Grant of Plan-Based Awards

The following table provides information regarding our grant of plan-based awards made to each named executive officer in 2013.

Name	Grant Date (a)	Date of Compensation Committee Action	Estimated Future Payouts Under Non-equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (d)	Grant Date Fair Value of Stock and Option Awards (e)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony M. Sanfilippo	—	—	$538,845	$1,077,689	$2,155,378
	5/21/2013	5/20/2013				21,293	52,967	105,669	—	—	—	$1,331,718
	8/13/2013	7/18/2013				29,426	58,852	176,556	—	—	—	$1,292,390
	3/08/2013	2/11/2013							9,921	—	—	$141,970
	3/08/2013	2/11/2013							24,803	—	—	$354,931
	5/21/2013	5/20/2013							26,484	—	—	$553,516
	5/21/2013	5/20/2013								105,366	$20.90	$1,086,376

Carlos A. Ruisanchez	—	—	$287,260	$574,519	$1,149,038
	5/21/2013	5/20/2013				7,886	19,617	39,136	—	—	—	$493,218
	8/13/2013	7/18/2013				19,618	39,235	117,705	—	—	—	$861,601
	3/08/2013	2/11/2013							13,228	—	—	$189,293
	5/21/2013	5/20/2013							9,809	—	—	$205,008
	5/21/2013	5/20/2013								39,024	$20.90	$402,357

Virginia E. Shanks	—	—	$217,984	$435,967	$871,934
	5/21/2013	5/20/2013				5,915	14,713	29,352	—	—	—	$369,920
	8/13/2013	7/18/2013				14,713	29,426	88,278	—	—	—	$646,195
	3/08/2013	2/11/2013							10,252	—	—	$146,706
	5/21/2013	5/20/2013							7,357	—	—	$153,761
	5/21/2013	5/20/2013								29,268	$20.90	$301,768

Michelle Shriver	—	—	$259,411	$370,630	$481,819
	8/13/2013	7/18/2013				12,874	25,748	77,244	—	—	—	$565,426
	8/13/2013	7/18/2013							16,000	—	—	$351,360
	8/13/2013	7/18/2013							—	40,000	$21.96	$441,360

Troy A. Stremming	—	—	$232,225	$331,750	$431,275
	8/13/2013	7/18/2013				11,648	23,296	69,888	—	—	—	$511,580
	8/13/2013	7/18/2013							12,000	—	—	$263,520
	8/13/2013	7/18/2013								30,000	$21.96	$331,020

(a)	All of the grants of stock awards and option awards presented above were restricted stock units pursuant to the 2005 Plan, except for the stock awards and option awards granted to Ms. Shriver and Mr. Stremming.
(b)	As discussed in the “Compensation Discussion and Analysis” section above, the following bonuses were awarded: (i) for Mr. Sanfilippo, $1,077,688, of which $808,266 was paid in cash and $269,422 was paid in restricted stock units; (ii) for Mr. Ruisanchez, $574,519, of which $430,889 was paid in cash and $143,630 was paid in restricted stock units; (iii) for Ms. Shanks, $435,968, of which $326,976 was paid in cash and $108,992 was paid in restricted stock units; (iv) for Ms. Shriver, $352,100; and (v) for Mr. Stremming, $315,200.
(c)	Each of the named executive officers received grants of performance shares at target amounts shown above.
(d)	The exercise price reflected in this column is the closing price of Pinnacle Common Stock on the date of grant.
(e)	The amounts shown in this column reflect the grant date fair value of each equity award computed in accordance with the FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity award grants held at December 31, 2013 by each named executive officer.

	Option Awards (a)					Stock Awards (b)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (d)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Vested ($) (c)
Anthony M. Sanfilippo	390,000	260,000	(e)	$8.64	3/14/2020
	50,000	150,000	(f)	$9.66	5/22/2019
	—	105,366	(g)	$20.90	5/21/2020
						22,500	(f)	$584,775
						26,484	(g)	$688,319
									21,293	(h)	$553,405
									29,426	(i)	$764,782

Carlos A. Ruisanchez	200,000	—		$11.35	8/01/2018
	45,000	30,000	(j)	$7.67	3/01/2020
	120,000	120,000	(k)	$13.14	3/28/2018
	7,500	22,500	(f)	$9.66	5/22/2019
	—	39,024	(g)	$20.90	5/21/2020
						7,388	(l)	$192,014
						9,809	(g)	$254,936
									7,886	(h)	$204,957
									19,618	(i)	$509,872

Virginia E. Shanks	75,000	25,000	(m)	$11.15	10/02/2017
	10,000	10,000	(n)	$14.25	5/24/2018
	10,500	31,500	(f)	$9.66	5/22/2019
	—	29,268	(g)	$20.90	5/21/2020
						10,000	(m)	$259,900
						1,920	(l)	$49,901
						3,750	(f)	$97,463
						7,357	(g)	$191,208
									5,915	(h)	$153,731
									14,713	(i)	$382,391
Michelle Shriver	—	40,000	(n)	$21.96	8/13/2020
						16,000	(n)	$415,840
									12,874	(i)	$334,595

Troy A. Stremming	—	30,000	(n)	$21.96	8/13/2020
						12,000	(n)	$311,880
									11,648	(i)	$302,732

(a)	The option awards were granted pursuant to the Company’s 2005 Plan, as well as certain options granted outside of the stockholder approved plans (see the Equity Compensation Plan Information at Fiscal Year-End table below).
(b)	The stock awards consist of (i) restricted stock units and (ii) performance shares granted to Messrs. Sanfilippo, Ruisanchez and Stremming and Mses. Shanks and Shriver. The stock awards were made pursuant to the Company’s 2005 Plan, except for the 16,000 restricted stock units and 12,000 restricted stock units granted to Ms. Shriver and Mr. Stremming, respectively.
(c)	The market value of stock awards reported in the columns above were computed by multiplying $25.99, the closing market price of Pinnacle’s stock at December 31, 2013, by the number of shares of common stock awarded.
(d)	The number of performance shares shown above is based on achieving the threshold performance goals as set forth in the equity incentive plans.
(e)	The vesting dates are March 14, 2014 and March 14, 2015.
(f)	The vesting dates are May 22, 2014, May 22, 2015 and May 22, 2016.
(g)	The vesting dates are May 21, 2014, May 21, 2015, May 21, 2016 and May 21, 2017.
(h)	The vesting date is December 31, 2015.
(i)	The vesting date is August 31, 2016.
(j)	The vesting dates are March 1, 2014 and March 1, 2015.
(k)	The vesting dates are March 28, 2014 and March 28, 2015.
(l)	The vesting date is March 1, 2014.
(m)	The vesting date is October 2, 2014.
(n)	The vesting dates are August 13, 2014, August 13, 2015, August 13, 2016 and August 13, 2017.

Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock units during the fiscal year ended December 31, 2013. None of our named executive officers exercised options during the fiscal year ended December 31, 2013.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($)
Anthony M. Sanfilippo	42,224	$939,824
Carlos A. Ruisanchez	20,614	$447,347
Virginia E. Shanks	23,420	$572,777

(a)	Troy A. Stremming and Michelle Shriver, who joined the Company in August 2013, did not have any restricted stock units that vested in 2013.

(b)	The named executive officers were granted the following restricted stock units as a part of their 2012 bonus: (1) Mr. Sanfilippo, 34,724 restricted stock units, of which 9,921 restricted stock units vested on March 8, 2013 and 24,803 restricted stock units vested on December 31, 2013; (2) Mr. Ruisanchez, 13,228 restricted stock units that vested on December 31, 2013; and (3) Ms. Shanks was granted 10,252 restricted stock units that vested on December 31, 2013. Pursuant to the restricted stock unit agreements with each of the named executive officers described in this footnote (b), the issuance of the shares underlying the restricted stock units shall be deferred until January 1, 2016.

Equity Compensation Plan Information at Fiscal Year-End

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders
Stock Options and Other Awards(a)	5,528,974	$15.30		2,708,163
Directors Plan(b)	122,419	$15.00	(c)	210,685

Total	5,651,393			2,918,848
Equity compensation plans not approved by security holders (d)	1,411,000	$14.32		—

Total	7,062,393	$15.10		2,918,848

(a)	Consists of:

•	shares of Pinnacle Common Stock to be issued upon the exercise of 4,251,246 options granted pursuant to the Company’s 2005 Plan and the Company’s 2002 stock option plan; and

•

shares of Pinnacle Common Stock to be issued upon the vesting of 840,234 restricted stock unit awards, 5,636 phantom stock unit awards and 431,858 performance share awards, pursuant to the Company’s 2005 Plan.

(b)	Consists of shares of Pinnacle Common Stock credited to directors’ deferred compensation accounts to be issued pursuant to the Directors Plan, described under “Director Compensation—Amended and Restated Directors Deferred Compensation Plan” above. All such shares are fully vested and payable upon cessation of service as a director.

(c)	Based on the purchase price of the shares credited to the directors’ deferred compensation accounts under the Directors Plan.
(d)	Consists of:

•

200,000 shares of Pinnacle Common Stock issuable upon the exercise of options granted to Carlos A. Ruisanchez in 2008 and 650,000 shares of Pinnacle Common Stock issuable upon the exercise of options granted to Anthony M. Sanfilippo in 2010. The options granted to Messrs. Ruisanchez and Sanfilippo were granted as an inducement to employment. The exercise price of the options granted to Mr. Ruisanchez is $11.35 and the options vested over a four-year period. The options expire on August 1, 2018, subject to certain termination events as governed by the grant of options and Mr. Ruisanchez’s Employment Agreement. The exercise price of the options granted to Mr. Sanfilippo is $8.64, and the options vest over a five-year period. The options expire on March 14, 2020, subject to certain termination events as governed by the grant of options and Mr. Sanfilippo’s Employment Agreement.

•

408,000 shares of Pinnacle Common Stock issuable upon the exercise of options and 153,000 shares of Pinnacle Common Stock issuable upon the vesting of restricted stock units granted to certain employees of Ameristar. The options and restricted stock units were granted on August 13, 2013 as an inducement to employment. The options have an exercise price of $21.96, vest over four years and expire on August 13, 2020, subject to certain termination events as governed by the grant of options and restricted stock units and the employment agreements with the employees, if any. The restricted stock units vest over four years. As part of the group of Ameristar employees who received options and restricted stock units on August 13, 2013, Michelle Shriver received 40,000 options and 16,000 restricted stock units and Troy A. Stremming received 30,000 options and 12,000 restricted stock units.

Upon the approval of the 2005 Plan at the 2005 Annual Meeting of Stockholders, we canceled the 2002 stock option plan, so that no further grants or awards will be made under the Prior Plans. However, any shares subject to awards under the 2002 stock option plan which are forfeited, expire or otherwise terminate without issuance of shares, or are settled for cash or otherwise do not result in the issuance of shares, are authorized for issuance under the 2005 Plan. In addition, grants and awards made under the Prior Plans before their cancellation will continue in effect. The stock option and restricted stock unit grants to Messrs. Ruisanchez and Sanfilippo only described in footnote (d) above, also continue in effect, and such shares will be authorized for issuance under the 2005 Plan in the event of forfeiture, expiration or termination without issuance of shares.

PROPOSAL 2

ADVISORY APPROVAL OF THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS

(Item No. 2 on Proxy Card)

We are asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement. We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation table and other related compensation tables and narrative, appearing on pages 37 through 49, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Pinnacle Entertainment, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors, whether or not the resolution is approved. Although non-binding, the Board and the Compensation Committee will review and consider the voting results in their entirety when making future decisions regarding our executive compensation program.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2015 Annual Meeting of Stockholders.

Required Vote

Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” and “AGAINST” are included, while abstentions and broker non-votes are not included.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item No. 3 on Proxy Card)

The Audit Committee has appointed Ernst & Young LLP to audit the Company’s consolidated financial statements for the 2014 fiscal year and to audit the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. This appointment is being presented to stockholders for ratification at the Annual Meeting. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. The Company is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements if they desire and will be available to respond to appropriate questions.

Required Vote

The action of the Audit Committee in appointing Ernst & Young LLP as the Company’s independent auditors for the 2014 fiscal year will be ratified upon the approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2014 FISCAL YEAR.

Audit and Related Fees

Fees Paid to Independent Auditors

The following table sets forth the fees billed to us for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2013, and December 31, 2012.

Fee Category	2013	2012
Audit Fees	$3,724,387	$1,651,887
Audit-Related Fees	$363,900	$65,056
Tax Fees	$477,028	$360,953
All Other Fees	—	—

Total All Fees	$4,565,315	$2,077,896

Audit Fees

Audit Fees relate to professional services rendered by Ernst & Young LLP for 2013 and 2012, in connection with reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, certain procedures in connection with registration statements and prospectus supplements and other offering documents, and the audit of the Company’s financial statements and effectiveness of internal control over financial reporting (as required by the Sarbanes-Oxley Act).

Audit-Related Fees

Audit-Related Fees relate to professional services rendered by Ernst & Young LLP in connection with assurance or related services (such as employee benefit plan audits, internal control reviews, attest services that are not required by statute or regulation) rendered in 2013 and 2012 that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees

Tax fees relate to tax compliance and tax advice and planning service rendered by Ernst & Young LLP for 2013 and 2012.

All Other Fees

Except as described above, Ernst & Young LLP did not bill the Company for any fees for, or deliver or render to the Company, any other products or services in 2013 or 2012.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted formal policies and procedures with regard to the approval of all professional services provided to the Company by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more of its members and the Audit Committee delegated this pre-approval authority to the Chairman of the Audit Committee. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the fees described in the table above were pre-approved by the Audit Committee (or its delegate) in 2013. The Audit Committee (or its delegate) pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates. The percentage of hours expended to audit our financial statements for the most recent fiscal year that were attributed to work performed by persons other than Ernst & Young LLP’s full time, permanent employees was 0%.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2013, and the notes thereto.

Review with Management

Management is responsible for preparing the Company’s financial statements and the reporting process, including the system of internal control. The Audit Committee, in its oversight role, has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2013 and the notes thereto.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Ernst & Young LLP (“E&Y”), the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Stephen C. Comer (Chairman)

Bruce A. Leslie

Jaynie Miller Studenmund

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in the Company’s proxy statement and proxy card for the next annual meeting would have to be received by the Secretary of the Company no later than December 9, 2014 if the next annual meeting were held on or near May 20, 2015. In the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company a reasonable time before the Company begins to print and send its proxy materials. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement.

Under the Company’s Bylaws, stockholders who wish to present proposals for action, or to nominate directors (other than proposals to be included in the Company’s proxy statement and form of proxy card pursuant to Rule 14a-8 under the Exchange Act), at the next annual meeting of stockholders of the Company (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement in accordance with the then current provisions of the Company’s Bylaws. The Bylaws currently require that such notice be given not more than 120 days, nor less than 90 days, prior to the first anniversary of this year’s Annual Meeting (i.e., no earlier than January 20, 2015 and no later than February 19, 2015). If, however, the Company advances the date of the next annual meeting by more than 30 days before or delays such date by more than 60 days after the first anniversary of this Annual Meeting, notice by the stockholder must be given not later than the later of (i) 90 days in advance of such annual meeting or, (ii) the tenth day following the first public announcement of the date of such meeting by the Company. Stockholder notices must contain the information required by Section 2 of Article I of the Company’s Bylaws. If the Company does not have notice of a matter to come before the next annual meeting by February 19, 2015 (or, in the event the next annual meeting is held more than 30 days before or 60 days after the first anniversary of this Annual Meeting, then by the date described above relating to such delay or advance in the meeting date), the Company’s proxy for such meeting will confer discretionary authority to vote on such matter.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K AND OTHER MATTERS

The Company’s Annual Report to Stockholders contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report,” and the “Audit Committee Report” and the Company-operated websites referenced in this Proxy Statement shall not be deemed filed with the SEC or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO STOCKHOLDERS FOR 2013 AND ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2013 TO ANY BENEFICIAL OWNER OF PINNACLE COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO PINNACLE ENTERTAINMENT, INC., 3980 HOWARD HUGHES PARKWAY, LAS VEGAS, NEVADA 89169, ATTENTION: JOHN A. GODFREY, GENERAL COUNSEL.

PINNACLE ENTERTAINMENT, INC. ATTN: INVESTOR RELATIONS 3980 HOWARD HUGHES PARKWAY LAS VEGAS, NV 89169	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2014 (May 15, 2014 for 401K participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Pinnacle Entertainment, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2014 (May 15, 2014 for 401K participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

         TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a	Stephen C. Comer	☐	☐	☐
1b	Richard J. Goeglein	☐	☐	☐			For	Against	Abstain
1c	Bruce A. Leslie	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐
1d	James L. Martineau	☐	☐	☐
1e	Desirée Rogers	☐	☐	☐
1f	Anthony M. Sanfilippo	☐	☐	☐
1g	Jaynie M. Studenmund	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
2.	Advisory approval of the Company’s executive compensation.	☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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PINNACLE ENTERTAINMENT, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2014

The undersigned hereby appoints Anthony M. Sanfilippo, Carlos A. Ruisanchez and John A. Godfrey, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may properly come before the meeting, all of the shares of Common Stock of Pinnacle Entertainment, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time, on Tuesday, May 20, 2014, at Pinnacle’s Corporate Offices, 3980 Howard Hughes Parkway, Las Vegas, Nevada, 89169, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE